Exhibit 10.1

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made as of August 3, 2018 (the “Execution Date”), between BLONDER TONGUE LABORATORIES, INC., a New Jersey corporation, having an address 1 Jake Brown Road, Old Bridge, NJ 08857 (“Seller”) and Jake Brown Rd, LLC, a New Jersey limited liability company, or its assignee, having an address c/o Saadia Group, 1 West 34th Street, 11th Floor, New York, NY 10001 (“Buyer”).

RECITALS

A. Seller is the owner of (i) 19.407 acres of land, together with all rights, easements and interests appurtenant thereto, situate at Lot 8, Block 9000, also known as 1 Jake Brown Road, Old Bridge Township, New Jersey 08857 (the “Land”); and (ii) all improvements located thereon, including, but not limited to, a commercial building consisting of approximately 128,747 square feet (“the “Building,” and Land and Building, collectively, the “Property”) and more particularly described on Exhibit “A” attached hereto.

B. Seller intends sell to Buyer and to lease back from Buyer the Property, subject to the terms and conditions set forth herein.

C. Seller has agreed to transfer to Buyer on the Closing Date (defined below) all of its right, title and interest in and to the Property for the sole purpose of effectuating the closing of the transaction described herein.

NOW, THEREFORE, in consideration of the recitals set forth above, the covenants and agreements contained herein, and other good and valuable consideration, the receipt, adequacy and total sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

ARTICLE One
Property Sold; Purchase Price, Payment and Closing.

Section 1.01 Subject to the terms and conditions hereinafter set forth Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price (defined below) and on the terms and conditions set forth in this Agreement.

Section 1.02 The purchase price (“Purchase Price”) for the Property is Ten Million Five Hundred Thousand ($10,500,000.00) Dollars.

(a) Upon execution of this Agreement by Buyer, Buyer shall deposit the sum of Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars (the “Initial Deposit”) with Buyer’s title company, Riverside Abstract (“Escrow Agent”). The Initial Deposit shall become non-refundable upon the expiration of the Due Diligence Period, in the event this Agreement has not been terminated as permitted herein below.

(b) Upon expiration of the Due Diligence Period, provided Buyer has not terminated this Agreement, Buyer shall deposit an additional, non-refundable, Two Hundred Fifty Thousand and 00/100 ($250,000.00) Dollars (the “Second Deposit”) (collectively, the Initial Deposit and the Second Deposit shall be referred to as the “Deposit”).

(c) The Deposit will be held in an interest-bearing trust account and applied to the Purchase Price at Closing, or otherwise released to Buyer or Seller in accordance with the terms of this Agreement. The balance of the Purchase Price, shall be paid at Closing in cash or by certified, official bank, title company check or wire transfer of immediately available funds. Any interest accrued on the Deposit shall follow the Deposit and either be paid over towards the Purchase Price at Closing or disbursed with the Deposit as otherwise set forth below.

Section 1.03 Closing of title for the purchase hereunder (“Closing”) shall be held on the date which is no later than forty five (45) days after the Satisfaction Date (as hereinafter defined). Closing shall take place at the offices of Stradley Ronon Stevens & Young, LLP, 2005 Market Street, Suite 2600, Philadelphia, PA 19103 or at the option of Buyer may be completed by escrow through the Escrow Agent, without the necessity of a physical closing or closing shall take place at Buyer’s lender or its lender’s counsel offices if located within a 10 mile radius of the Property or Seller’s counsel’s offices. Buyer may accelerate the date of Closing by giving Seller notice of such earlier date at least five (5) business days prior thereto. The Closing shall occur at 10:00 a.m. prevailing time or such other time mutually agreeable to Seller and Buyer. Such time for Closing and all dates for performance hereunder are “of the essence” of this Agreement. Formal tender of a deed to the Property by Seller and of the Purchase Price by Buyer are hereby waived.

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ARTICLE Two
Title; Costs; Adjustments; Lease to Seller Affiliate.

Section 2.01 Buyer and Seller acknowledge that title to the Property will be transferred to Buyer at Closing. Title given will be marketable and insurable at regular rates by any reputable title insurance company selected by Buyer which is authorized to transact business in the State of New Jersey and subject to the Permitted Exceptions (as defined below).

Section 2.02 During the Due Diligence Period (as defined below) , Buyer, at its expense, shall obtain a commitment for title insurance in a form customarily issued by a title insurer in the State of New Jersey as well as any customary endorsements for fee owners or as may be requested by a lender in the full amount of the Purchase Price and any mortgage loan amount by any reputable title insurance company licensed to do business in the State of New Jersey, at regular rates, which policy shall insure that the fee simple title to the Property is vested in Buyer free and clear of all liens and encumbrances other than (i) those easements, covenants and agreements of record provided same are not violated by the current condition of the Property, the current existing structure or the current use thereof; (ii) taxes not yet due and payable; (iii) present and future zoning and other governmental laws and regulations; and (iv) all facts that would be revealed by an accurate survey of the Property provided same accurately reflects the dimensions of the Property and does not reflect any restrictions or easements which will materially adversely affect the current use of the Property (collectively, the “Permitted Exceptions”).

Section 2.03 If the title to the Property shall not be good and marketable in the condition required hereunder Buyer shall notify Seller thereof specifying the title defects prior to the expiration of the Due Diligence Period and Seller shall have a reasonable time not to exceed fifteen (15) days to correct same (during which period the Closing Date shall be adjourned if necessary). In the event the title condition is not corrected by the end of such fifteen (15) day period, Buyer may either accept the title “AS IS” or terminate this Agreement. Notwithstanding anything contained herein to the contrary, Seller in all events shall be required to cure any and each financial encumbrance (“Financial Encumbrance”) such as a mortgage, judgment, lien for delinquent real estate taxes, attachment, lien claim or other lien (including, without limitation, mechanic’s or materialmen’s liens) or encumbrance of a definite or ascertainable amount which may be removed by the payment of money that is revealed by the title report. In addition, Seller shall be required to provide any organizational documents, resolutions and consents reasonably requested by the Escrow Agent.

Section 2.04 In connection with the owner’s title insurance policy which Buyer intends to obtain at its sole cost and expense in connection with this transaction, Seller undertakes and agrees to provide information to, and execute any and all customary and reasonable certificates and affidavits required by, the issuing title insurance company, in order that Buyer may have any exclusions or exceptions to coverage removed (other than the Permitted Exceptions).

Section 2.05 Seller shall pay for preparation of the deed and for any basic seller’s realty transfer tax thereon. Buyer shall pay for recording the deed, for any any mansion tax if applicable, for all searches, a survey, if required, all title company settlement charges and title insurance costs and for all other financing, conveyancing and closing expenses. Each party shall pay its own legal fees.

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Section 2.06 All property taxes, assessments for municipal improvements, lienable water and sewer charges and any other such items which are unpaid and assessed or charged against the Property shall be apportioned between Buyer and Seller as of the Closing date. Real estate taxes shall be apportioned on the basis of the calendar year for which assessed, except that if the Closing shall occur before the final tax rate is fixed, the apportionment of taxes shall be tentative, based upon the parties’ best knowledge of the current year’s assessment. At such time as the full year’s taxes are known, the parties shall thereafter adjust as of the date of Closing based upon the full year’s taxes. The obligations of this paragraph with regard to any adjustments or payments subsequent to Closing for real property taxes shall survive the Closing. In the event that any of such items cannot be determined at or prior to Closing, the parties agree to adjust such items as soon as determinable after Closing, which obligation shall survive Closing. Unless the purchase by Buyer hereunder is not consummated, Buyer shall comply, at Buyer’s cost, with all requirements of public authority relating to the Property, imposed after the date hereof.

Section 2.07 At Closing, a lease (the “Lease”) substantially in the form attached hereto as Exhibit “B” shall be executed by both Buyer (as landlord) and Seller (as tenant) for the Property. Seller (as Tenant) shall be required to execute an estoppel and Subordination and Non-Disclosure Agreement satisfactory to Buyer’s (as Landlord) lender and which are substantially in the form attached to the Lease as exhibits.

Section 2.08 Seller or any agent of Seller shall have the right to prosecute and settle (and continue to prosecute and settle subsequent to the Closing) any pending real estate tax appeals affecting the Property for the tax year in which the Closing occurs and all prior tax years. Any refunds obtained for any tax years prior to the tax year in which the Closing occurs shall be paid to Seller or Seller’s designee. Any refunds obtained for the tax year in which the Closing occurs (net of Seller’s costs of prosecuting such tax appeal including all legal and appraisal fees) shall be apportioned as of the Closing upon actual receipt of such refund, with any portion thereof allocable to periods subsequent to the Closing to be paid to Buyer and the remainder to be paid to Seller or Seller’s designee. If so required by the hearing authority, Buyer shall cooperate, at no cost to Buyer, by authorizing Seller’s counsel to continue to prosecute the tax appeal in Buyer’s name post-Closing, for the benefit of Buyer and Seller as described in this Section 2.08. Notwithstanding the foregoing, the Seller shall not file real estate tax appeals for any tax years subsequent to the year in which the Closing occurs without the Buyer’s consent. In addition, the Seller shall not agree to a settlement of any pending real estate tax appeals affecting the Property for the tax year in which the Closing occurs or prior years which includes an agreement as to tax years following the year in which the Closing occurs, without the Buyer’s consent. The provisions of this paragraph shall survive the Closing.

ARTICLE Three
Buyer’s Due Diligence Period.

Section 3.01 Within five (5) Business Days after the Execution Date, Seller shall provide Buyer with copies of the following documents (to the extent not previously provided) which are in Seller’s possession (collectively, the “Due Diligence Documents”):

(a) Any material agreements, contracts, warranties and commitments affecting the Property, its ownership, management or operations, which could not or would not be cancelled by Seller prior to Closing;

(b) Any surveys, plans, specifications, engineering plans and studies, architectural drawings, physical condition, floor plans and other relevant plans for the Property;

(c) Any certificates of occupancy and all other licenses and permits for the Property required by law and issued by any governmental authorities having jurisdiction over the Property;

(d) The most recent tax bills covering the Property as well as any notices of reassessment; and

(e) The Phase I Environmental Site Assessment Report prepared by Pennoni Associates dated March 29, 2016 regarding the Property and any other environmental reports issued in connection with the Property which are in Seller’s possession or control.

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Section 3.02 Buyer shall have from the date hereof until the date which is fifty (50) days from and after the Execution Date (the “Due Diligence Period”) to satisfy itself as to all matters respecting the Property and the lawful uses to which the same may be put by Buyer, including without limitation the following: conduct a review of title to the Property; conduct a structural and mechanical engineering review of the improvements located at the Property; conduct a physical review of the Property; conduct an environmental study; review the Due Diligence Documents; and review the status of all governmental approvals, in accordance with the terms of this Article. Buyer shall hold and keep all information and documentation which is either provided by Seller or otherwise obtained by Buyer relating to the Seller’s business operations or the Property as confidential, except to the extent such information or documentation is publicly available and except if and as required by law or to meet obligations under or by reason of this Agreement or to Buyer’s affiliates, advisors, lenders, buyers, tenants, investors, actual or potential successors, accountants, counsel of consultants (the “Confidentiality Requirement”). This Confidentiality Requirement shall survive Closing.

Section 3.03 The Buyer may, in the exercise of its sole discretion, for any or no reason whatsoever , on or before the expiration of the Due Diligence Period, terminate this Agreement by notice (the “Termination Notice”) to Seller and the Escrow Agent. For purposes of this provision the parties agree that the Termination Notice may be given via e-mail by Buyer’s counsel solely to Seller’s counsel.

(a) In the event Buyer has not provided the Termination Notice within the time required above, the termination right provided hereunder shall be null and void and of no further force and effect and thereafter the Initial Deposit shall be non-refundable to Buyer pursuant to this Section 3.03 except as otherwise refundable under the terms herein . Buyer shall, no later than two (2) business days from the expiration of the Due Diligence Period, pay a non-refundable Second Deposit to the Escrow Agent.

(b) In the event Buyer provides the Termination Notice within the time period required above, however, the Escrow Agent shall promptly refund the Initial Deposit to Buyer and neither party shall have any further rights or obligations hereunder.

(c) Failure to give the Termination Notice on or before the expiration of the Due Diligence Period shall constitute a waiver of Buyer’s right to terminate this Agreement pursuant to this Section, and upon the day following the date upon which the Due Diligence Period so expires without timely termination shall be deemed the “Satisfaction Date.”

Section 3.04 Prior to any entry by Buyer on the Property, Buyer shall give Seller twenty-four (24) hours’ notice of the date and time of the entry and of the specific inspections to be undertaken. Seller shall have the right to accompany Buyer and each of its representatives during any entry. Prior to any entry, Buyer or its agents or representatives shall each provide Seller with reasonable evidence of adequate liability insurance protecting Seller from the acts of Buyer or its agents on the Property. Buyer’s rights of access hereunder are expressly conditioned upon, Buyer, by its entry onto the Property acknowledging and agreeing that: (i) Buyer shall keep the Property free of any liens or third-party claims resulting therefrom; (ii) Buyer shall be solely responsible for making any notifications, paying any fees and obtaining any permits, licenses or authorizations required under any Federal or state law, regulation or ordinance for activity undertaken pursuant to this agreement; (iii) Buyer shall maintain all information, reports, assessments and other data received or developed with respect to the Property in strict confidence and shall not release or reveal same to any third party without Seller’s prior to written consent, unless such release is required by law; and (iv) Buyer agrees to defend, indemnify and hold Seller harmless from and against all claims, costs, damages, expenses or liabilities, including reasonable counsel fees, arising out of or in connection with any entry by Buyer or agents pursuant to this Article.

Section 3.05 Notwithstanding anything to the contrary contained in this Agreement, no intrusive testing (e.g., soil testing or sampling, boring, digging, drilling or other physical intrusion of the Property or any part thereof) may be performed without Seller’s prior specific written consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall not, prior to the Closing, bring or invite to the Property or permit Buyer’s Consultants to bring or invite to the Property, any person who is licensed as a Licensed Site Remediation Professional (as defined in the Site Remediation Reform Act, P.L.2009, c.60 (C.58:10C-1 et. seq.) and the regulations promulgated thereunder) (an “LSRP”), nor shall Buyer conduct any intrusive testing which would have, in Seller’s reasonable determination, the result of interfering with Seller’s ISRA Obligations (defined below). Prior to the closing of title hereunder, Buyer shall not share, and shall not permit Buyer’s Representatives to share, any information relating to the Property with an LSRP, it being agreed that notwithstanding anything to the contrary contained in this Agreement, the provisions of this sentence shall survive the termination of this Agreement.

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Section 3.06 Buyer shall provide copies to Seller of all plans, permits, reports, approvals and other non-privileged documents and materials obtained or developed in connection with the Property in the event of any termination of the Agreement for any reason other than due to default by Seller. Buyer shall grant and convey to Seller, all right, title and interest, such as it may be, free and clear of all liens and encumbrances, in and to such plans, permits, reports, approvals and other documents and materials obtained or developed in connection with the Property upon Seller making payment of the reimbursement set forth hereunder.

ARTICLE Four
Condition of the Property.

Section 4.01 Buyer acknowledges and agrees that except as expressly set forth herein, neither Seller nor any agent or representatives of Seller have made, and Seller is not liable or responsible for or bound in any manner by any express or implied representations, warranties, covenants, agreements, obligations, guarantees, statements, information or inducements pertaining to the Condition of the Property (as hereinafter defined) or any part thereof. Buyer acknowledges, agrees, represents and warrants that it has had, and/or shall have had, the opportunity and has in fact, and/or shall have in fact, inspected the Property and all matters respecting the Property and is and/or shall be fully cognizant of the Condition of the Property and that it has had, and/or shall have had, access to information and data relating to all of same as Buyer has considered necessary, prudent, appropriate or desirable for the purposes of this transaction and that Buyer and its agents and representatives have, and/or shall have had, independently inspected, examined, analyzed and appraised all of same. Buyer acknowledges that Buyer is and/or will be fully familiar with the Property and Buyer agrees to accept the Property “AS IS”, with all faults, in its current condition, subject to reasonable wear and tear. Nothing contained herein shall be deemed a waiver of any claim of Buyer for any breach by Seller of a representation or warranty specifically set forth herein.

Section 4.02 As used herein, “Condition of the Property” shall mean the title and physical condition thereof, including all environmental matters, the quantity, character, fitness and quality thereof, merchantability, fitness for particular purpose, the income, expenses or operation thereof, the value and profitability thereof, the uses which can be made thereof, title to the Property, the structural and mechanical condition of the Property, the buildings, structures and improvements situate thereon, the plumbing, heating, electric and ventilating systems (if any) serving the Property and any other matter or thing whatsoever with respect thereto. With the exception of Seller’s ISRA Obligations, Buyer further acknowledges and agrees that the Property is conveyed in its “as is” condition with respect to environmental matters, and Buyer hereby assumes the risk that adverse past, present or future conditions may not be revealed in its inspection or investigation.

Section 4.03 Seller will operate and maintain the Property in substantially the same manner as it has heretofore operated and maintained the same, in compliance with all applicable laws; will not, without the prior written consent of Buyer, modify, amend or terminate any contracts or agreements related to the operation or maintenance of the Property that Buyer has given written notice to Seller that it will assume and Seller will not enter into contracts or agreements related to the operation or maintenance of the Property except in good faith and in the ordinary course of business and provided that same shall be terminated without cost to Buyer on or prior to the Closing date.

Section 4.04 Seller will promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy, operation or maintenance of the Property, whether or not insured against.

Section 4.05 Seller will cause fire, extended coverage and public liability insurance covering the Property to be maintained in full force and effect as heretofore maintained by it.

Section 4.06 Seller shall not, except with the written approval of Buyer enter into any lease or occupancy agreement for the Property.

Section 4.07 Seller shall not, without the prior written consent of Buyer, amend any encumbrance, easement, covenant, condition, right-of-way or restriction upon the Property, (b) voluntarily grant, create or assume any mortgage, lien or encumbrance upon the Property, (c) transfer any part of the Property, (d) voluntarily take any action materially, adversely affecting the title to the Property as it exists on the Execution Date.

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ARTICLE Five
Items To Be Delivered At Closing.

Section 5.01 By Seller. At Closing, Seller shall deliver to Buyer the following:

(a) Deed. A bargain and sale deed with covenants against grantor’s acts, duly executed and acknowledged by Seller and in proper form for recording and a customary affidavit of title duly executed and acknowledged by Seller.

(b) Section 1445 Certificate. A certificate complying with Section 14.02 hereof.

(c) Lease. The Lease, executed by Seller.

(d) Physical Possession. Actual physical possession of the Property subject to the Lease.

(e) Duly executed affidavit of title in form reasonably acceptable to the Escrow Agent;

(f) Duly executed certificate, dated the Closing Date, stating that the representations and warranties contained herein are true, correct and complete in all material respects as of such date;

(g) Duly executed Bill of Sale for the Personal Property;

(h) Duly executed statement showing all closing prorations (the “Closing Statement”);

(i) Documentation to establish to the Escrow Agent’s reasonable satisfaction the due authorization of Seller’s execution and delivery of all documents contemplated by this Agreement;

(j) If required by the New Jersey Division of Taxation, the establishment of an escrow to be held by the Escrow Agent in connection with Buyer’s compliance with N.J.S.A. 54:50-38 as described in Section 11.03 below;

(k) If required by the Township of Old Bridge as described in Section 9.11 below, a Certificate of Occupancy;

(l) Such other documents and instruments as Escrow Agent may reasonably request to consummate the transactions contemplated by this Agreement; and

(m) Any other document expressly to be delivered by Seller pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.

Section 5.02 By Buyer. At Closing, Buyer shall deliver to Seller the following:

(a) Purchase Price. The balance of the Purchase Price.

(b) Lease. The Lease, executed by Buyer;

(c) Duly executed statement showing all closing prorations (the “Closing Statement”);

(d) Documentation to establish to the Escrow Agent’s reasonable satisfaction the due authorization of Buyer’s execution and delivery of all documents contemplated by this Agreement;

(e) Such other documents and instruments as Escrow Agent may reasonably request to consummate the transactions contemplated by this Agreement.

(f) Other Documents. Any other document expressly to be delivered by Buyer pursuant to any other provisions of this Agreement or reasonably required to accomplish the provisions of this Agreement.

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Section 5.03 By Escrow Agent. At Closing, the Escrow Agent shall deliver the Deposit and any accrued interest to Seller.

ARTICLE Six
Default.

Section 6.01 If Seller defaults hereunder, Buyer shall have the right as its sole remedy to choose to either (a) terminate this Agreement and be returned the Deposit and any accrued interest, or (b) seek specific performance of Seller’s obligations hereunder.

Section 6.02 If Buyer defaults under this Agreement , Seller shall as its sole and exclusive remedy be entitled to terminate this Agreement and be paid the Deposit and any accrued interest as final and exclusive, agreed and liquidated damages, and not as a penalty, it being agreed that Seller’s damages are and would be difficult if not impossible to ascertain with certainty.

Section 6.03 Notwithstanding the provisions of Sections 6.01 and 6.02, except with respect to any failure of Buyer or Seller to attend Closing when required hereunder, no default by either party hereto with regard to any acts required by it shall result in a termination or limitation of any rights of such party hereunder unless and until the other party shall have given written notice to the defaulting party of said default, and the defaulting party shall have failed to cure said default within ten (10) days after the receipt of said notice.

ARTICLE Seven
Casualty/Condemnation.

Section 7.01 If at any time prior to Closing, the Property is destroyed or damaged as a result of fire or any other casualty (collectively, a “Casualty”), Seller shall give written notice (“Casualty Notice”) thereof to Buyer. If the Property is the subject of a Casualty, and the cost to repair such Casualty exceeds twenty percent (20%) of the Purchase Price, as determined by a contractor selected by Seller and reasonably acceptable to Buyer, Buyer shall have the right, as its sole option; (i) to terminate this Agreement (by written notice to Seller within ten (10) business days after Seller’s giving the Casualty Notice and estimate of repair from Seller) and have the Deposit returned; or (ii) if Buyer does not terminate this Agreement (or if the Casualty is less than twenty percent (20%) of the Purchase Price and provided same is covered by Seller’s insurance) the proceeds of any insurance with respect to the Property paid between the date of this Agreement and Closing (less amounts incurred by Seller in performing necessary repairs to protect the Property) plus the amount of any deductible or retention shall be paid to Buyer at the time of Closing, and all unpaid claims and rights in connection with losses to the Property shall be assigned to Buyer at Closing. Risk of loss shall pass to Buyer at Closing.

Section 7.02 If either: (i) all of the Property; or (ii) a substantial portion of the Property; is taken between the date of this Agreement and the date of Closing by the exercise of the power of eminent domain by any local, state, or federal body, Seller shall notify Buyer (“Condemnation Notice”), and Buyer may choose, by written notice to Seller given within ten (10) business days after Seller’s giving the Condemnation Notice, to cancel this Agreement. In the event Buyer does not so cancel this Agreement, Buyer shall complete Closing at the full Purchase Price, in which case Seller shall allow a credit to Buyer at Closing equal to the amount of condemnation proceeds actually paid to Seller prior to Closing and shall assign to Buyer all of Seller’s rights to any unpaid claims in connection with the eminent domain award or compensation. If there is a taking of less than a substantial portion of the Property, the parties shall be obligated to close, and at Closing, Seller shall allow a credit to Buyer equal to the amount of condemnation proceeds actually paid to Seller prior to Closing, and Seller shall assign to Buyer all of Seller’s rights to any unpaid claims in connection with the eminent domain award or compensation. A “substantial” portion of the Property shall be deemed to have been taken in the event such action involves a taking of (i) any material part of the Building as determined by Seller, or (ii) any entryway from a public or private road that materially impedes access to the Property, or (iii) such of the parking area as to cause the parking to be non-compliant with applicable regulations or the terms of existing variances or site plans.

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ARTICLE Eight
ISRA

Section 8.01 Buyer acknowledges that the Property is the subject of an open remediation case identified as E2018168460 pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K, et seq. (“ISRA”) and that the execution of this Agreement will trigger the application of ISRA to the Property and could result in the administrative merger of the two ISRA cases, or Seller’s pursuit of separate ISRA cases.

Section 8.02 Seller shall be responsible for complying with ISRA and shall do so in such manner as is determined by Seller in Seller’s reasonable discretion, at Seller’s sole cost and expense, which shall not materially and adversely affect Buyer’s ability to continue the current commercial and industrial use of the Property, within the existing footprint of improvements on the Property as hereinafter set forth (the “Seller’s ISRA Obligations”). Seller shall (a) within the period provided by ISRA, file with the New Jersey Department of Environmental Protection (the “Department”) a General Information Notice required under ISRA in connection with the purchase and sale transaction contemplated in this Agreement; (b) engage a LSRP to prepare a Preliminary Assessment Report and, if required by the Technical Requirements at N.J.A.C. 7:26E-1 et seq., a Site Investigation Report; and (c) establish and maintain a remediation funding source in accordance with N.J.A.C. 7:26C-5; provided, however, that Seller may not propose any Restricted or Unrestricted Use Response Action Outcome(s) for the Property if the effect thereof would be to diminish the value of the Property used for commercial or industrial use.

Section 8.03 Seller shall obtain and deliver to Buyer, at least five (5) Business Days prior to Closing, evidence of Seller’s compliance with ISRA and Section 8.02 above which may consist of (i) one or more Restricted or Unrestricted Use Response Action Outcome(s) for the Property; (ii) a de minimus Quantity Exemption, or such other determinations or exemptions as apply to the activities of the industrial establishments and environmental conditions at the Property; or (iii) a Remediation Certification along with evidence that a remediation funding source has been established which is consistent with N.J.A.C. 7:26C-5.3, and that payment of all related Department fees and surcharges has been made; and/or (iv) with respect to Seller’s ISRA filing arising from the parties’ entry into this Agreement, a Remediation in Progress Waiver.

Section 8.04 Buyer shall cooperate with Seller’s ISRA Obligations, at no cost to Buyer, by executing any ISRA-related forms and covenants which are required to be executed by a buyer of an ISRA-subject property and consistent with a remediation to commercial standards provided Buyer does not incur any additional expense or liability by virtue of executing such forms and covenants, including one or more Remedial Action Permits (“RAP”) as required for the establishment of any engineering or institutional controls (individually, a “Control” and collectively, the “Controls”). Buyer shall not take any action, nor neglect to take any action which would have the result of unreasonably interfering with, delaying, or making materially more expensive, Seller’s ISRA Obligations. Correspondingly, Seller shall not propose, install, adopt or impose through the ISRA process engineering or institutional controls that impose upon Buyer or Buyer’s future tenants operation and maintenance costs associated therewith, other than those Controls which require the routine inspection of impervious surfaces and caps and routine maintenance thereof to correct and repair any breaches, potholes, or similar disturbances (“Routine Controls”). Seller shall be responsible to establish any financial assurance required for the Control(s) as required by N.J.A.C. 7:26C-5.1 et seq.

Section 8.05 The provisions of this Article 8 shall survive Closing.

ARTICLE Nine
Seller Representations and Warranties.

Seller hereby acknowledges, warrants, represents and agrees to and with Buyer that, as of the date hereof and as of the Closing Date:

Section 9.01 Sole Owner. Seller is, and as of the Closing Date, Seller shall be, the sole owner of the Property subject to this Agreement and Seller has, and shall have, full right and authority to transfer same to Buyer.

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Section 9.02 Entity Status; Authorization. Seller is an existing legal entity in good standing in the State of its formation; Seller has the power to make and perform Seller’s obligations under this Agreement; and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; the persons or parties executing this Agreement on behalf of Seller have been duly authorized and empowered to bind Seller to this Agreement.

Section 9.03 Execution. The execution, delivery and performance of this Agreement by Seller does not violate any contract, agreement, commitment, lease, order, judgment or decree to which Seller is a party or by which it or any of its property is bound.

Section 9.04 Property Agreements. There are no leases, occupancy or other agreements affecting the Property which have not been disclosed to Buyer and which are not cancellable prior to Closing.

Section 9.05 Brokers. There are no brokerage commission agreements between Seller and any broker in connection with the Property other than Broker.

Section 9.06 Violations. Seller has not received written notice of, and, to Seller’s actual knowledge, there is no, material violation or alleged material violation of any legal requirement.

Section 9.07 Government Action. Seller has not received written notice of, and Seller has no knowledge of, any pending or threatened litigation or governmental proceeding or other governmental action affecting the Property or affecting the Seller with respect to the ownership or use of the Property.

Section 9.08 Condemnation. No condemnation or eminent domain proceeding is pending nor, to Seller’s knowledge, threatened, as to the Property or any portion thereof. There are no special assessments for public improvements now affecting the Property nor does the Seller know of any contemplated improvements affecting the Property that may result in special assessments affecting the Property.

Section 9.09 Environmental. Except as disclosed in any environmental reports provided by Seller to Buyer in accordance with Article 3 of this Agreement:

(a) To Seller’s knowledge there are no, and Seller has not received written notice of any, present, pending or threatened actions, investigations, or proceedings by any governmental agency or any other entity regarding the disposal or presence of a Hazardous Material in violation of Environmental Laws on or from the Property. For purposes of this Agreement, “Environmental Law” shall mean and refer to any statute, law, rule, regulation and order or directive of any governmental authority pertaining to the environment or the manufacturing, use, processing, control, treatment, storage or disposal of Hazardous Materials, as well as the discharge, release, disposal or emission of pollutants, and the protection of public and worker health and safety, and natural resources.

(b) Seller has no knowledge of any release in violation of Environmental Laws of Hazardous Materials on or from the Property. For purposes of this Agreement, the term “Hazardous Materials” shall mean any chemical, biological or radiological substance, compound, mixture or waste regulated under Environmental Law including, without limitation, hazardous substances, hazardous wastes and petroleum products.

(c) To the Seller’s knowledge, information and belief, there are no existing or closed underground storage tanks or other underground storage receptacles for Hazardous Materials on the Property, and there is no historic fill present within the Property boundary.

(d) Seller has received no notice of, and to Seller’s knowledge and belief, there exists no investigation, action, proceeding or claim by any agency, authority or unit of government or by any third party which could result in any liability, penalty, sanction or judgment under any Environmental Laws with respect to any condition, use or operation of the Property nor does Seller, without further investigation, know of any basis for such a claim.

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Section 9.10 Nuisance. Seller has received no notice of, and to Seller’s knowledge and belief, there has been no claim by any party that, any use, operation or condition of the Property has caused any nuisance or any other liability or adverse condition on any other property.

Section 9.11 Zoning. The Property is zoned R120. The current light industrial use, or a substantially similar use, has been operated at the Property for over forty years by several entities without disturbance or challenge. A Certificate of Continuing Occupancy was issued by the Township of Old Bridge dated July 17, 2018 for the Property in contemplation of the sale of the Property. Seller shall, if so required by the Township of Old Bridge in connection with the transaction contemplated in this Agreement of Sale in addition to the July 17, 2018 Certificate of Continuing Occupancy previously provided to Buyer, promptly apply for, and diligently pursue the issuance of, a Certificate of Occupancy, and Seller shall be responsible at its sole cost and expense for any repairs required to obtain same.

Section 9.12 Authority. Seller hereby represents and warrants to Buyer that it has been duly authorized and empowered to enter into this Agreement and to perform fully its obligations hereunder, and such obligations constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, and that no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder.

Section 9.13 Representations to be True at Closing. Seller warrants that the representations and warranties contained in this Article 9 are true on and as of the date of this Agreement and will be true on the Closing Date with the same effect as though made on and as of the Closing Date. Seller’s representations will survive Closing and delivery of the Deed for a period of one hundred eighty (180) days from the Closing.

ARTICLE Ten
Buyer’s Representations and Warranties

Buyer hereby acknowledges, warrants, represents and agrees to and with Seller that, as of the date hereof and as of the Closing Date:

Section 10.01 Entity Status. Buyer is (and in the case of a permitted assignment in accordance with the terms of this Agreement, will be) an existing legal entity in good standing in its State of formation and is there is no legal impediment to Buyer’s ability to consummate this transaction in the United States of America and in the State of New Jersey.

Section 10.02 Execution. The execution, delivery and performance of this Agreement in accordance with its terms does not violate any contract, agreement, commitment, lease, order, judgment or decree to which Buyer is a party or by which it or any of its property is bound.

Section 10.03 Authorization. Buyer has the power to make and perform Buyer’s obligations under this Agreement; and this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors’ rights generally; the persons or parties executing this Agreement on behalf of Buyer have been duly authorized and empowered to bind Seller to this Agreement; and no further consents of any other person, entity, public body or court is required in connection with this Agreement and the performance of all of its obligations hereunder.

Section 10.04 Buyer warrants that the representations and warranties contained in this Article 10 are true on and as of the date of this Agreement and will be true on the Closing Date with the same effect as though made on and as of the Closing Date. Buyer’s representations will survive Closing and delivery of the Deed for a period of one hundred eighty (180) days from the Closing.

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ARTICLE Eleven
Brokerage.

Section 11.01 Buyer and Seller each warrant and represent to each other that neither has dealt with any broker, agent or other party who might be deemed to be entitled to a commission or finder’s fee in connection with the transactions contemplated under this Agreement, except for CBRE, Inc. (“Broker”), whose total commission or fee, as set forth in a separate agreement between Seller and Broker, shall be paid by Seller solely upon completion of Closing of title (if any).

Section 11.02 Buyer will indemnify, defend and hold harmless Seller from and against any claim for a commission or finder’s fee made by any other party by, through or under Buyer, and Seller will indemnify, defend and hold harmless Buyer from and against any claim for a commission or finder’s fee made by any party by, through or under Seller. This Section 11.02 shall survive the Closing or other termination of this Agreement.

Section 11.03 Bulk Sales. Buyer shall have the right to comply with N.J.S.A.54:32B-22(c) and N.J.S.A. 54:50-38 (collectively, the “Bulk Sales Laws”) and Seller shall reasonably cooperate in connection with such compliance. At least fifteen (15) days prior to the Closing date, Buyer shall simultaneously deliver the completed Bulk Sale Notice and any other required forms to the New Jersey Division of Taxation (“Division”) along with an executed copy of this Agreement. Seller shall promptly provide all information reasonably requested by Buyer to enable Buyer to complete the required forms. If at any time the Division informs Buyer of a possible or certain claim for taxes imposed or to be imposed on Seller, including any interest or penalties thereon, any costs or fees imposed by the Division related thereto and any tax on the gain from the sale of the Property (collectively, the “Estimated Taxes”) and instructs that a payment be made at the time of Closing or an escrow be held, then Buyer and Seller shall proceed with the Closing as scheduled, the amount of the Estimated Taxes shall be deducted from the Closing proceeds, paid as required and the escrow amount shall be held in escrow by Escrow Agent until further instruction regarding the escrow is delivered to the parties by the Division. The provisions of this Section 11.03 shall survive the Closing and delivery of the Deed.

ARTICLE Twelve
Notices.

Section 12.01 All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid; in each case to the other party at the address set forth below or to such other address as the party to be notified shall have designated to the other party by a notice given in accordance with the provisions of this Article. Notwithstanding anything contained herein notices may be sent via e-mail by one party’s counsel to the other party’s counsel.

Section 12.02 Notice to the parties shall be addressed as follows:

To Seller:	Blonder Tongue Laboratories, Inc. One Jake Brown Road Old Bridge, NJ 08857
Attn: Eric Skolnik, Chief Financial Officer

with a copy to:	Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103
Attn: Gary P. Scharmett, Esquire
Email: gscharmett@stradley.com

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To Buyer:	Jake Brown Rd, LLC c/o Saadia Group 1 West 34th Street, 11th Floor
New York, NY 10001
Attn: Jack Saadia

with a copy to:	Montgomery McCracken Walker & Rhoads, LLP 437 Madison Avenue
New York, NY 10022
Attn: Jeffery Dayon, Esq.
Email: jdayon@mmwr.com

ARTICLE THIRTEEN
DUTIES OF THE ESCROW AGENT.

Section 13.01 It is agreed that the duties of the Escrow Agent are only such as are herein specifically provided, being purely ministerial in nature, and that Escrow Agent shall incur no liability whatever, except for willful misconduct or gross negligence, so long as Escrow Agent has acted in good faith. Buyer and Seller hereby release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in performance of Escrow Agent’s duties hereunder. It is specifically understood and agreed that Escrow Agent’s acting in such capacity is as an accommodation to both parties and shall not preclude or impair the right of Escrow Agent to represent Seller as Seller’s attorney if Seller should so choose in connection with this Agreement and/or any other matter arising out of or in connection with same.

Section 13.02 Escrow Agent shall be under no responsibility with respect to the Deposit other than faithfully to follow the instructions herein contained. Escrow Agent shall not be required to defend any legal proceedings which may be instituted against Escrow Agent with respect to these instructions unless requested so to do by Buyer and Seller and indemnified to the satisfaction of Escrow Agent against the cost and expense of such defense. Escrow Agent shall not be required to institute legal proceedings of any kind. Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with Escrow Agent and shall be fully protected in acting in accordance with any written instructions given to Escrow Agent hereunder and believed by Escrow Agent to have been signed by the proper parties.

Section 13.03 If there is any dispute as to whether Escrow Agent is obligated to deliver the Deposit, or as to whom the Deposit is to be delivered, Escrow Agent will not be obligated to make any delivery of the Deposit but, in such event, may hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the persons having interest in such dispute, directing the distribution of the Deposit. In the absence of such authorization, Escrow Agent may hold the Deposit until the final determination of the rights of the parties in an appropriate proceeding. If such written authorization is not given or proceedings for such determination are not begun and diligently continued, Escrow Agent may, but shall not be required, to bring an appropriate action or proceeding for leave to deposit the Deposit in court, pending such determination. In making delivery of the Deposit in the manner provided for in this Agreement, Escrow Agent shall have no further liability in the matter. The parties hereto jointly and severally agree to pay all costs, damages, judgments and expenses, including reasonable fees for legal counsel, suffered or incurred by Escrow Agent in connection with or arising out of the Deposit, including, without limitation, a suit in interpleader brought by Escrow Agent.

ARTICLE Fourteen
Miscellaneous.

Section 14.01 Interpretation. The parties acknowledge that this Agreement has been fully negotiated and that each party has been represented by competent counsel. Therefore, neither party shall be deemed the draftsman of this Agreement.

Section 14.02 Foreign Persons. Seller warrants that it is not a foreign person as defined under Section 1445 of the Internal Revenue Code. Seller shall deliver at Closing a duly executed Affidavit setting forth such fact.

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Section 14.03 Recording. Buyer may not record this Agreement or any memorandum of this Agreement in any state, county or municipal recording office. Any recording of this Agreement or any memorandum of this Agreement by Buyer shall be deemed default of this Agreement by Buyer, and Seller may exercise all rights and remedies provided hereunder, including, without limitation, the right to execute appropriate documentation on behalf of Buyer which may be necessary to remove from record the document recorded.

Section 14.04 Parties Liable. This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

Section 14.05 Assignment. Buyer shall not assign this Agreement without the express prior written consent of Seller which may be withheld in Seller’s sole discretion; however, by written notice to Seller given at least five (5) days prior to Closing, Buyer may assign its rights under this Agreement to an entity whose principals hold an interest in, and control the management of, said entity, provided that Buyer shall remain responsible for the compliance by any assignee of all of the obligations of the buyer hereunder.

Section 14.06 Headings. The headings in this Agreement are used only for convenience in reference; they are not part of this Agreement and do not in any way limit or add to the terms and provisions hereof.

Section 14.07 Litigation. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to actual reasonable attorneys’ fees plus costs of suit from the unsuccessful party.

Section 14.08 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New Jersey. The parties hereto hereby irrevocably and unconditionally agree that any suit, action, or other legal proceeding arising out of or in connection with this Agreement, or the transactions contemplated hereby, shall be brought in the courts of record of the State of New Jersey or the courts of the United States located in said state, consents to the jurisdiction of each such court in any suit, action or proceedings, and waives any objection to the venue of any such suit, action or proceedings in any of such courts.

Section 14.09 Drafts Not an Offer to Sell. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property pursuant to the terms of this Agreement. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and each of Seller and Buyer have fully executed (by means of physical signatures) and delivered to each other (or their respective attorneys) a counterpart of this Agreement.

Section 14.10 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together shall constitute one agreement.

Section 14.11 Entire Agreement. This Agreement reflects the entire Agreement between Seller and Buyer with respect to the matters set forth herein and supersedes all prior written or oral agreements. This Agreement can be changed only by an agreement in writing signed by both Buyer and Seller.

Section 14.12 Publicity. Buyer agrees that it shall treat this transaction as strictly confidential prior to Closing. Without limiting the foregoing, Buyer will make no public announcement of the transactions contemplated herein, and will not directly or indirectly contact the Property’s vendors or contractors until after Closing occurs. Except as and when explicitly permitted in this Section 14.12, in no event will Buyer publicly advertise or announce the occurrence of the sale of the Property, except by Seller’s written consent, until after the Closing Date. Buyer acknowledges that Seller is a publicly held company and, as such, is required to make certain public disclosures and regulatory filings as may be required by law in connection with the transactions contemplated by this Agreement (each, a “Required Disclosure”). Following each such Required Disclosure, Buyer shall be permitted to disclose any information contained in such Required Disclosure to the public.

Section 14.13 Electronic Transmission. The parties acknowledge and agree that, notwithstanding any law or presumption to the contrary, a telefaxed, or emailed electronic copy, of any signature of either party, whether upon this Agreement or any related document, shall be deemed valid and binding and effective, and shall be admissible in any court or proceeding, by either party against the other, as if same were an original ink signature.

Section 14.14 Dates. If any day for performance (e.g. closing) under this Agreement is not a business day (defined as all days other than Saturday, Sunday or major New Jersey bank holidays), the date for performance shall be the next immediately following business day.

[ signatures on the following page ]

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

ATTEST:	SELLER:

BLONDER TONGUE LABORATORIES, INC.

	By:	/s/ Eric Skolnik
	Name:	Eric Skolnik
	Title:	Sr. VP.

ATTEST:	BUYER:

JAKE BROWN RD, LLC

	By:	/s/ Arvee Claravall
	Name:	Arvee Claravall
	Title:	CFO

JOINDER BY ESCROW AGENT

The Escrow Agent has joined in the execution of this Agreement to (a) acknowledge receipt of the Deposit pursuant to Section 1.2 above, and (b) to consent to the “Escrow Provisions” in Article 13 above.

ESCROW AGENT:

Riverside Abstract

By:	/s/ Azi Mindick
Name:	Azi Mindick
Title:	CFO
Date:	August 6, 2018

Exhibits:

A	Legal Description
B	Lease

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EXHIBIT A

Legal Description

Real property in the Township of Old Bridge, County of Middlesex, State of New Jersey, described as follows:

ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:

BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence

1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence

2. Northerly along a curve to the left, having a radius of 1,000.00 feet, an arc length of 76.55 feet to a point of tangency; thence

3. North 02 degrees 26 minutes 50 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence

4. Northeasterly along a curve to the right, having a radius of 50.00 feet, an arc length of 78.54 feet to a point of tangency; thence

5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown Road to a point of curvature; thence

6. Easterly along a curve to the left, having a radius of 200.00 feet, an arc length of 210.90 feet to a point of tangency; thence

7. North 32 degrees 01 minutes 44 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86, thence

8. South 53 degrees 58 minutes 40 seconds East, 396.54 feet along the line of Lot 9 to a point; thence

9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk’s Office on 4/19/84 as Map No. 4690, File No. 970; thence

10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence

11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.

NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.

A-1

EXHIBIT B

Lease

LEASE

By and Between

JAKE BROWN RD, LLC

Landlord

and

BLONDER TONGUE LABORATORIES, INC.

Tenant

1 Jake Brown Road
Old Bridge, New Jersey

i

ii

iii

LEASE

THIS LEASE is made the ____ day of ______________________, 2018, between JAKE BROWN RD, LLC, a New Jersey limited liability company, with an office located c/o Saadia Group, 1 West 34th Street, 11th Floor, New York, NY 10001 (hereinafter called “Landlord”) and BLONDER TONGUE LABORATORIES, INC., a Delaware corporation, having offices at 1 Jake Brown Road, Old Bridge, New Jersey 08857 (hereinafter called “Tenant”).

BACKGROUND

Landlord is the owner of certain premises located at 1 Jake Brown Road, Old Bridge, New Jersey, and more completely described in Exhibit “A” attached hereto (the “Premises”), which Premises has been acquired by Landlord from Tenant on the date hereof. Tenant wishes to lease the Premises which includes approximately 19.407 acres of land, as more completely described in Exhibit “A” attached hereto, and a 128,747 square feet building (“Building”) which is situated thereon. Landlord is willing to lease the Premises to Tenant, and Tenant wishes to lease the Premises from Landlord, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE One
Premises and Term

Section 1.01 Grant of Lease and License. Landlord does hereby demise, lease and let the Premises to Tenant and Tenant does hereby let the Premises from Landlord, upon and subject to the terms and conditions of this Lease.

Section 1.02 Term. The initial term of this Lease shall be for a period of five (5) years commencing on the ___ day of _____, 2018 (the “Commencement Date”) and expiring at midnight on the ____ day of ______, 2023 (hereinafter called the “Initial Term”), and, as hereinafter provided in Article Sixteen hereof, for one extended term of five years provided Tenant has properly exercised the option to extend as set forth in said Article Sixteen, unless this Lease shall sooner end and terminate as hereinafter provided, (the Initial Term, together with any extension or extensions thereof, if so extended, or as shortened by any earlier termination of this Lease, being hereinafter called the “Demised Term”).

Section 1.03 Tenant Warranties. Tenant represents and warrants as follows:

(a) Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, the state of its incorporation and is in good standing and qualified to do business in the State of New Jersey. Tenant has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby upon the terms and conditions herein provided.

(b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violates any material agreement, mortgage, indenture, lease, license, permit, trust or instrument to which Tenant is a party or by which Tenant is bound or any provision of the Articles of Incorporation or Bylaws of Tenant or any judgment, order, award, or decree.

(c) The execution and delivery of this Agreement by Tenant and the due consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Tenant, and this Agreement constitutes a valid and legally binding agreement of Tenant enforceable in accordance with its terms, and each document and instrument contemplated by this Agreement, when executed and delivered in accordance with the provisions hereof, shall be valid and legally binding upon Tenant in accordance with its terms, subject to the laws of bankruptcy and other equitable principles affecting rights of creditors generally.

(d) Neither party hereto has employed a broker or finder in connection with the negotiation or procuring of this Lease, nor has either party had any dealings with any person which may entitle that person to a fee or commission. Each party agrees to indemnify and hold harmless the other against any claims, demands, or damages whatsoever by virtue of any arrangement or commitment made by the indemnifying party with or to any person that may entitle such person to any fee or commission in connection with this Lease.

Section 1.04 Landlord Warranties. Landlord represents and warrants as follows:

(a) Landlord has full power and authority to enter into this Agreement, and this Agreement is a valid and binding obligation of Landlord enforceable in accordance with its terms (subject to the laws of bankruptcy and other equitable principles affecting the rights of creditors generally).

(b) Landlord has not employed any broker or finder in connection with the negotiation or procuring of this Lease and has not had any dealings with any person which may entitle that person to a fee or commission. Landlord agrees to indemnify and hold Tenant harmless against any claims, demands, or damages whatsoever by virtue of any arrangement or commitment made by Landlord with or to any person that may entitle such person to any fee or commission in connection with this Lease.

Section 1.05 Premises Accepted “As-Is”. Tenant has made a complete examination and inspection of the Premises and accepts same in its current condition, AS IS, WHERE IS, without recourse to any and all of (1) Landlord or (2) its partners, members, shareholders, officers, directors, managers, representatives, agents, servants, employees and others controlled by it, under common control with it or controlling it (collectively all those within the meaning of (2) above being Landlord’s “affiliates”) and Landlord and its affiliates shall have no liability by reason of any known, unknown, apparent or latent defect or condition existing on the Commencement Date. To the maximum extent permitted by applicable law, (i) Landlord hereby disclaims any and all express or implied warranties with respect to the Premises as of and after the Commencement Date (including without limitation, any and every implied warranty of habitability, fitness or suitability, or compliance with applicable law) and (ii) Tenant waives any and all claims for any and every breach or alleged breach of any and all implied warranties that may exist on the Commencement Date.

Section 1.06 No Representations. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the building of which the Premises are part, the land upon which such building is erected, or the Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Premises and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease. Tenant as prior owner of the Premises is fully familiar with the Premises and has inspected the building and the Premises and is thoroughly acquainted with their condition, and agrees to take the same “as is” and acknowledges that the taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the building of which the same form a part were in good and satisfactory condition at the time such possession was so taken.

ARTICLE Two
Rent; Security Deposit

Section 2.01 Base Rent.

(a) Commencing on the Commencement Date, Tenant shall pay to Landlord, as rent for the Premises during the first Lease Year (defined below) of the Initial Term, the monthly sum of Sixty Nine Thousand Seven Hundred Thirty Seven Dollars and 96/00 ($69,737.96) (“Base Rent”), on the first business day of each month as set forth on Exhibit “A-3”. A “Lease Year” represents that one year period starting on the Commencement Date, for the first Lease Year, or starting on the anniversary of the Commencement Date for succeeding Lease Years, and ending on the day before the next anniversary of the Commencement Date.

(b) Tenant intends to sublease 40,000 sq. ft. of the Premises (the “Sublet Space”). Tenant shall receive an abatement of the Base Rent allocable to the Sublet Space in the amount of $21,666.66 per month for the period from the Commencement Date until the date which is the earlier of (i) the commencement date of the sublease for the Sublet Space and (ii) 180 days after the Commencement Date. The first month’s Base Rent amount shall be pro-rated based on the number of days remaining in that month during which the Commencement Date occurs.

(c) The Base Rent for each Lease Year succeeding the first Lease Year during the Initial Term and any extended term shall be an amount computed by multiplying the Base Rent of the preceding Lease Year by 102.5%.

(d) Tenant shall pay the Base Rent promptly in advance on the first day of each month, without notice or demand, and without any abatement, deduction or setoff except as may be expressly provided in Section 16 herein. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct and full Base Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord.

(e) In the event any monthly installment of Base Rent or Additional Rent (as hereinafter defined), or both, is not paid within 5 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”) shall be payable by Tenant within ten (10) days written demand therefor.

Section 2.02 Additional Rent. All other amounts payable by Tenant hereunder, whether payable to Landlord or to third parties, including without limitation taxes, insurance, utilities and maintenance, shall be considered “Additional Rent” payable by Tenant hereunder.

Section 2.03 Manner of Payment. All amounts payable under Section 2.01 of this Article, as well as all other amounts payable by Tenant to Landlord under the terms of this Lease, shall be paid, in U.S. currency at the office of Landlord set forth above, or at such other place within the continental limits of the United States as Landlord shall from time to time designate by written notice to Tenant.

Section 2.04 Net Lease. It is intended that the Base Rent provided for herein shall be a net return to Landlord throughout the Initial Term of this Lease and any Extended Terms hereof. It is the intent of the parties hereto that this agreement be and is a triple-net Lease with the Landlord having no obligations relating to the cost, insurance, taxes, upkeep, maintenance, repair and/or structure of the premises or anything else relating the premises and tenancy unless otherwise specifically provided herein.

Section 2.05 Security Deposit.

(a) The initial security deposit to be posted by Tenant shall be equal to eight (8) months Base Rent, totaling Five Hundred Fifty Seven Thousand Nine Hundred and Three Dollars and 68/00 ($557,903.68) (the “Security Deposit”). Upon execution of this Lease, the Security Deposit shall be delivered to Landlord by Tenant in cash. Provided that Tenant maintains Net Liquidity (defined below) of no less than $1,000,000.00, the total Security Deposit will be reduced by an amount equal to one (1) month’s then-current Base Rent on each six-month anniversary of the Commencement Date (and the amount of each such reduction shall be promptly remitted by Landlord to Tenant), until such time as the total Security Deposit has been reduced to an aggregate amount equal to three (3) months of the then-current monthly Base Rent. Landlord shall pay interest on the Security Deposit at an annual rate of 1.25%. Any interest accrued or earned on the Security Deposit shall be the property of Tenant, shall not constitute part of the Security Deposit, and shall be remitted to Tenant on request. For purposes of this Section 2.05, the term “Net Liquidity” shall mean Tenant’s unrestricted, unreserved cash on hand and in banks, other than the Security Deposit. At all times the Security Deposit amount must be a multiple of the then-current monthly Base Rent amount and upon each increase in the monthly Base Rent pursuant to Section 2.01 above, Tenant shall increase the Security Deposit accordingly.

(b) If Tenant defaults in the performance of any of its covenants hereunder, Landlord may, with notice to Tenant as required in Section 11.03, apply all or any part of the Security Deposit, to the extent required for the payment of any Rent or other sums due from Tenant hereunder, in addition to any other remedies available to Landlord. In the event the Security Deposit is so applied, Tenant shall, within ten (10) days of written demand by Landlord, immediately deposit in accordance with Tenant’s Election above a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security Deposit (or any balance thereof) and any accrued interest shall be returned to Tenant within thirty (30) days after the last to occur of (i) the date the Demised Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security Deposit to any successor to Landlord’s interest in the Premises, and thereupon Landlord a shall be discharged from any further liability with respect to the Security Deposit.

ARTICLE Three
Expenses, Taxes and Other Charges

Section 3.01 Tenant’s Obligations. Subject to the provisions of Sections 3.06 and 4.03 hereof, commencing on the Commencement Date, Tenant will pay to Landlord as Additional Rent along with each Base Rent payment its prorata share (100%) (“Prorata Share”) of Operating Expenses (as hereinafter defined). The Tenant’s Prorata Share of Operating Expenses payable hereunder for the Operating Years (as hereinafter defined) in which the Demised Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Demised Term. In the event the existing building is expanded or other improvements are constructed on the Premises, Tenant’s Prorata Share shall be adjusted accordingly.

In addition, subject to the provisions of Section 3.06 hereof, Tenant will pay to Landlord, its Prorata Share of all real estate taxes, personal property taxes, excise taxes, applicable sales tax, business and occupation taxes, occupational license taxes, water charges, and sewer charges, (each such tax, water charge, sewer charge, etc. which Tenant is obligated to pay hereunder being hereinafter sometimes called collectively “Taxes” and each a “Tax”), including but not limited to any Tax which shall be or become due and payable and which:

(a) shall be levied, assessed or imposed upon or against the Premises or any portion thereof, or any interest of Landlord therein or under this Lease; or

(b) shall be or become liens upon or against said Premises or any portion thereof, or any such interest of Landlord therein, or under this Lease; or

(c) shall be levied, assessed or imposed upon or against Landlord by reason of any actual or asserted engagement by Landlord, directly or indirectly, in any business, occupation or other activity in connection with the Premises or any portion thereof; or

(d) shall be levied, assessed or imposed upon or against, or which shall be measured by, any rents or rental income, as such, payable to or on behalf of Landlord, in connection with the Premises or any portion thereof, or any interest of Landlord therein; or

(e) shall be levied, assessed or imposed upon or in connection with the ownership, leasing, management, maintenance, repair, use or occupancy of the Premises or any portion thereof; under or by virtue of any present or future law, statute, ordinance, regulation or other requirement of any governmental authority whatsoever, whether federal, state, county, city, municipal or otherwise, it being the intention of the parties hereto that, insofar as the same may lawfully be done, Landlord shall be free from all such expenses and all such real estate taxes, personal property taxes, excise taxes, applicable sales tax, business and occupation taxes, occupational license taxes, water charges, sewer charges, assessments and other governmental impositions and charges,.

Section 3.02 Apportionment on Expiration of Lease. Any Tax relating to the fiscal period of the taxing authority, a part of which is within the Demised Term and a part of which is subsequent to the Demised Term, shall be apportioned and adjusted between Landlord and Tenant as of the expiration of the Demised Term so that Landlord shall pay that proportion of such Tax which that part of such fiscal period included in the period of time after the expiration of the Demised Term bears to such fiscal period, and Tenant shall pay its Prorata Share of the remainder thereof. With respect to any Tax for public improvements or benefits which by law is payable, or at the option of the taxpayer may be paid, in installments, Landlord shall pay the installments thereof which become due and payable subsequent to the expiration of the Demised Term, and Tenant shall pay its Prorata Share all such installments which become due and payable at any time during the Demised Term.

Section 3.03 Receipts. Upon Tenant’s written request, Landlord shall furnish to Tenant official receipts of the appropriate taxing authority or other proof satisfactory to Tenant, evidencing the payment thereof.

Section 3.04 Right to Contest Taxes. Notwithstanding anything to the contrary herein contained, if Tenant deems any Tax excessive or illegal, Tenant may in accordance with Section 3.05, file a complaint with the New Jersey Tax Court to challenge the Tax. During the pendency of the tax appeal Tenant shall continue to pay its Prorata Share of the Taxes as required hereunder.

Section 3.05 Contest at Tenant’s Expense. In the event Tenant desires to contest or appeal, in the name of the Landlord or of Tenant, or both, the validity or amount of any Tax, whether before or after payment, Tenant shall request such permission in writing from Landlord no less than ninety (90) days prior to the deadline for filing such contest and Landlord shall, within thirty (30) days after receipt of such request, respond to Tenant in writing either denying or allowing the request. If Landlord denies Tenant’s request, Landlord shall be obligated to pursue the contest, at Landlord’s cost. If Landlord authorizes Tenant to pursue such contest or appeal, Tenant shall do so at Tenant’s sole cost and Landlord agrees that it will cooperate with Tenant in any such contest to such extent as Tenant may reasonably request. In no event however shall Landlord be subject to any liability for the payment of any costs or expenses in connection with any proceeding brought by Tenant. In the event Tenant’s contest is successful, Tenant shall be entitled to any refund of any such Tax and penalties or interest thereon which have been paid by Tenant.

Section 3.06 Landlord’s Right to Contest Unaffected. Landlord may contest the validity or amount of any real estate tax, either before or after payment by Tenant of its Prorata Share and Tenant agrees to reimburse Landlord its Prorata Share of reasonable out-of-pocket expenses which Landlord so incurs up to the amount of the one year’s reduction in real estate taxes obtained as a result of Landlord’s contest. Tenant shall receive its Prorata Share of any refunds or credits actually received by Landlord in connection with the real estate tax appeal filed by Landlord.

Section 3.07 Taxes and Impositions Payable by Landlord. Tenant shall not be required to pay any of the following Taxes which shall be imposed against Landlord by any governmental authority, whether federal, state, county, city, municipal, or otherwise:

(a) any estate, inheritance, devolution, succession, transfer, legacy or gift tax which may be imposed upon or with respect to any transfer of Landlord’s interest in the Premises;

(b) any capital stock tax or other tax imposed against Landlord for the privilege or franchise of doing business; and

(c) any income tax levied upon or against the income of Landlord, including any rental income derived by Landlord from the Premises.

Section 3.08 Operating Expenses.

(a) The term “Operating Expenses” shall include the actual costs and expenses paid or incurred by Landlord with respect to the ownership, repair, replacement, restoration, maintenance and operation of the Premises which are consistent with the classification of the Premises as an industrial/flex space building, including, without limitation, the following: (i) out of pocket expenses (not salaries) for services provided directly by employees of Landlord or an agent of Landlord in connection with the operation, maintenance or rendition of other services to or for the Premises; (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to the Premises, together with any taxes on such utilities; (iii) all premiums for casualty, workers’ compensation, liability, boiler, flood and all other types of insurance provided by Landlord and relating to the Premises, all third party administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) the cost of all supplies, tools, materials and equipment utilized in the ownership and operation of the Premises, and sales and other taxes thereon; (v) amounts charged by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Premises (together with a reasonable overhead and administrative fee to Landlord), including, without limitation, the structural elements of the Premises; (vi) management fees to an agent of Landlord or other persons or management entities actually involved in the management and operation of the Premises; (vii) any capital improvements made by, or on behalf of, Landlord to the Premises that are either or both (a) designed to reduce Operating Expenses and (b) required to keep the Premises in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, subject to the amortization described in Section 3.08(d) below; (viii) all reasonable professional fees incurred in connection with the operation, management and maintenance of the Premises; (ix) maintenance and repair costs, dues, fees and assessments incurred under any applicable covenant or easement agreement or charged by any owner or park association; (x) maintenance and repair of the sprinklers and life-safety systems and costs of snow removal and landscaping; and (xi) Taxes, as defined in Section 3.01.

(b) Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Demised Term.

(c) Payment of Estimated Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of Tenant’s Prorata Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Demised Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof.

(d) Amortization of Certain Operating Expenses. The cost of those capital improvements described in Section 3.08(a)(vii) above, along with any single Operating Expense which exceeds $50,000 (but not including any Operating Expense which is the cost to repair any damage caused by Tenant or Tenant’s employees, agents or contractors)(each, a “CapX Expense”) shall be amortized over the useful life thereof determined in accordance with generally accepted accounting principles consistently applied (the “Useful Life”) and Tenant’s prorata share of such expense shall be calculated by multiplying the amount of the expense by a fraction the numerator of which is the remaining number of years in the then-current Demised Term and the denominator of which is the Useful Life, in years (“Tenant’s CapX Share”). Tenant shall pay Tenant’s total CapX Share for each particular CapX Expense the Demised Term promptly upon request by Landlord. Upon any renewal or extension of the Demised Term, Tenant’s CapX Share for such renewal/extension term shall be recalculated provided however that the Useful Life shall not be re-calculated. In the event the Demised Term or any renewal/extension thereof is terminated or Tenant is relocated pursuant to Article 18 below, Landlord shall within thirty (30) days of the Relocation Date or the date this Lease terminates, whichever is applicable, remit to Tenant any amounts paid pursuant to this Section 3.08(d) for periods of time beyond the Relocation Date or termination date of the Lease, as applicable.

Section 3.09 Utility Charges. Except as otherwise set forth in Section 1.05, Tenant shall pay or cause to be paid its Prorata Share of all charges for gas, water, sewer, electricity, light, heat/cooling, power, telephone or other communication service or other utility or service used, rendered or supplied to, upon or in connection with the Premises throughout the Demised Term. Tenant shall also procure or cause to be procured any and all necessary material permits, licenses or other authorizations required for the lawful and proper use, occupation and operation of the Premises and for the lawful and proper installation and maintenance upon the Premises of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such service to or upon the Premises. Landlord is not, nor shall it be, required to furnish to Tenant or any other occupant of the Premises, during the Demised Term, any water, sewer, gas, heat, electricity, light, power or any other facilities, equipment, labor, materials or services of any kind whatsoever. Tenant shall be responsible, at its sole cost and expense, for pest and insect control of the Premises and the collection and removal of all rubbish, garbage, and waste from the Premises, and shall not permit the accumulation of any rubbish or garbage in or about any part of the Premises or Premises.

Section 3.10 Tax Payment. Upon notice by the Landlord, Tenant shall deposit monthly, at the same time and place as the payment of Basic Rent, an amount equal to one-twelfth (1/12) of the Landlord’s reasonable estimate of Tenant’s Pro Rata Share of the annual Taxes and assessments for the tax fiscal year, based on Tenant’s Pro Rata Share of one hundred (100%) percent. Any overpayment of the Tenant’s Pro Rata Share of such increase in Real Property Taxes and assessments for any tax fiscal year shall be credited to rent thereafter due and payable, and any balance of such increase not covered by the monthly deposits shall be paid by the Tenant within five (5) days of the Landlord’s demand therefor. Any interest earned on the escrow deposits payable hereunder shall be and remain the property of the Landlord. Notwithstanding anything to the contrary contained herein or elsewhere in this Lease, if at any time the taxing authority shall direct payment from the Landlord for taxes and/or assessments in advance of presently established due dates, Tenant shall be required to make its payments to Landlord called for hereunder in a manner so as to permit Landlord to comply with any such directives.

Section 3.11 Additional Rent. All costs and charges of whatever nature to be paid by Tenant under this Lease, whether to paid to Landlord or to any other party, shall be deemed “Additional Rent”, whether or not expressly so stated elsewhere in this Lease. Landlord shall have all rights and remedies with respect to Additional Rent as it shall have with respect to Base Rent due hereunder.

ARTICLE Four
Use and Compliance With Laws

Section 4.01 Use of Premises. Tenant shall use the Premises solely for uses which are consistent with the current use and including warehouse and office uses and will not use the Premises for any purpose which is unlawful or in violation of any statue, ordinance, rule, regulation or approval governing the use of the Premises.

Section 4.02 Compliance with Law. Tenant shall comply with all applicable laws (including any and all ordinances and the orders, rules, regulations and requirements of all federal, state, county and municipal governments and appropriate departments, commissions, boards and officers thereof), which may be applicable to the Premises. Tenant accepts the Premises “as is” in its actual condition as of the date of this Lease, and assumes all risks, if any, resulting from any present or future latent or patent defects therein or from the failure of the Premises to comply with all legal requirements applicable thereto. Tenant acknowledges that Landlord has made no representations as to the condition or manner of construction of the improvements erected on the Premises or the permitted lawful use for any particular use. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged material violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

The Tenant covenants and agrees, at its own cost and expense, to comply with such reasonable and ordinary regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the leased premises, and will further comply with such other requirements that may be promulgated by the Board of Fire Underwriters in connection with the use and occupancy of the leased premises by the Tenant in the conduct of its business. Tenant shall be responsible to obtain any Certificate of Occupancy that may be required by the municipality relative to the Tenant’s occupancy and use of the leased premises. Tenant acknowledges that Landlord has made no representations regarding the zoning of the Premises or the Certificate of Occupancy of the Building, and Tenant agrees not to hold Landlord accountable for or claim any set-off for any delays or problems Tenant encounters attempting to secure the appropriate permits, licenses, variances and Certificate of Occupancy for the use of the Premises under this Lease. Including but not limited to the obligations herein, Tenant agrees it shall be solely responsible for obtaining all certificates and permits to legally use the Premises for the use set forth herein and shall be solely responsible for the installation of any and all systems required by any City, State or municipal authority or ordinance(s) for the conduct of its business including but not limited to any ventilation system, sprinkler system, fire suppression, alarm or exhaust system or sewer system. Tenant shall be required to make any changes that may be required by governmental regulation, fire, or liability insurance carrier, or regulations of the Board of Fire Underwriters as the same may be applicable as a matter of general application to the leased premises.

Section 4.03 Right to Contest. Unless otherwise required by law, Tenant shall have the right to contest by appropriate legal proceedings, the validity of any law, ordinance, order, rule, regulation or requirement of the nature herein referred to, provided permitted by Landlord’s mortgage lender and pursuant to any requirements of said lender including any requirement to post a bond, however, that, Tenant shall, if Landlord so requests, indemnify Landlord against any and all liability, loss and damage which Landlord may sustain by reason of Tenant’s failure or delay in complying therewith and to post a bond to secure same. Landlord shall have the right, but shall be under no obligation, to contest by appropriate legal proceedings, at Landlord’s expense, any such law, ordinance, rule, regulation or requirement.

ARTICLE Five
Maintenance and Repairs, Covenant
Against Waste and Right of Inspection

Section 5.01 Maintenance and Repairs. Tenant shall, throughout the Demised Term, take good care of the Premises and the buildings and improvements now or hereafter erected thereon, including, but not by way of limitation, the “Building Equipment” located within the Premises ( including but not limited to heating and air conditioning plants and systems, lighting and electrical systems, and plumbing) and, subject to the rights of Tenant under Article Seven of this Lease, shall not do or suffer any waste with respect thereto. Tenant shall (i) promptly make all repairs (structural and non-structural), necessary to keep said buildings, improvements, on site improvements, and Building Equipment in a good state of order and condition subject to reasonable wear and tear, and (ii) irrespective of the availability or sufficiency of any fire or other insurance proceeds payable with respect thereto pursuant to Article 8 hereof, restore the same, following any damage or destruction by reason of any fire or other casualty, or by reason of any settling of said buildings or improvements. When used in this Article, the term “repairs” as applied to Building Equipment shall include replacements, restoration and/or renewals when necessary. The provisions and conditions of Article Seven applicable to changes or alterations shall similarly apply to repairs required to be done by Tenant under this Article. Except as otherwise provided in Article Thirteen, nothing herein contained shall be construed to prevent Tenant or any subtenant, sublessee, or other occupant claiming under or through Tenant from removing from the Premises trade fixtures, furniture, and equipment (other than Building Equipment) on the condition, however, that Tenant shall, at its own cost and expense, repair any and all damages to the Premises resulting from or caused by the removal thereof.

Notwithstanding anything contained herein Tenant shall be responsible for all maintenance and repairs of and to the Premises. All the aforesaid repairs shall be of quality or class at least equal to the original work or construction. If Tenant fails after twenty (20) days’ notice to commence such repairs required to be made by Tenant hereunder, the same may be made by Landlord, at Landlord’s option at the expense of Tenant, and the expenses thereof incurred by Landlord shall be collectible as additional rent with twenty (20) days’ demand therefor.

Section 5.02 Access. Tenant shall permit Landlord and its authorized representatives to enter the Premises, upon twenty four hours prior written notice (except in the case of an emergency in which case no advance notice is required), during usual business hours and subject to Tenant’s security and confidentiality requirements to (a) inspect the same and to make any necessary repairs to the Premises and perform any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority, (b) as may be necessary to prevent waste or deterioration of the Premises not otherwise permitted by this Lease, which Tenant is obligated, but has failed, to make, perform, or prevent, as the case may be and (c) to show the Premises to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord. Tenant shall be required to reimburse Landlord for all out of pocket costs and expenses that Landlord incurs in order to perform repairs performed pursuant to subparagraph (a) above, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of written demand therefor. The performance thereof by Landlord shall not constitute a waiver of Tenant’s default in failing to perform the same. Landlord shall not, in connection with the doing of any such work, permit any such work to disturb Tenant’s operations, inhibit access to the Premises or cause damage to Tenant’s property. During the period of nine (9) months prior to the expiration of the Lease (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants upon twenty four hours prior written notice, and such visits shall occur during usual business hours, be subject to Tenant’s security and confidentiality requirements, and be limited to the extent required to avoid disturbing Tenant’s operations. Landlord shall indemnify Tenant from and against all loss, damage or injury incurred by Tenant or caused to the Premises arising from such access.

ARTICLE Six
Mechanics’ Liens

Section 6.01 Prohibition Against Liens. Tenant shall not suffer or knowingly permit any liens to stand against the Premises or any part thereof by reason of any work, labor, services or materials done for or supplied to Tenant or anyone holding the Premises or any part thereof through or under Tenant. If any such lien, claim or complaint shall at any time be filed against the Premises, Tenant shall cause the same, and any related notice of intention to perform labor or furnish materials, to be discharged of record within sixty (60) days after the date of filing the same, by either payment, deposit or bond. If Tenant shall fail to discharge any such lien within such period, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, procure the discharge of the same either by paying the amount claimed to be due by deposit in court or bonding, and/or Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowances. Any amount paid or deposited by Landlord for any of the aforesaid purposes (including reasonable fees of attorneys of Landlord’s choosing), shall become due and payable forthwith by Tenant to the Landlord, or, at the option of Landlord, shall be payable by Tenant to Landlord as additional rent, as provided in Article Two hereof.

Section 6.02 No Inferred Consent; Right to Post Notice. Nothing in this Lease shall be deemed to be, or construed in any way as constituting, the consent or request of Landlord, expressed or implied, by inference or otherwise, to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against the Landlord interest in the Premises and Landlord shall not be liable therefor. Landlord shall have the right to post and keep posted at all reasonable times on the Premises any notices which Landlord shall be required so to post for the protection of Landlord and the Premises from any such lien.

ARTICLE Seven
Alterations

Section 7.01 Consent Required. Tenant will not make any alterations which (i) exceed $100,000; or (ii) would substantially change the character of said building or buildings; or (iii) would weaken or impair the structural integrity or lessen the value of the building or buildings, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All alterations shall be done in conformity with the provisions of Section 7.02 below.

Section 7.02 Permitted Alterations. Subject to Section 7.01, Tenant may make any alterations and improvements in and to the building or other improvements now or hereafter erected upon the Premises as it may deem desirable for its use, which total no more than $100,000. All alterations performed by Tenant shall be subject to the following provisions:

(a) the same shall be performed in a good and workmanlike manner;

(b) if plans and specifications are necessary, or customarily prepared, in the making of any such alterations, Tenant shall cause plans and specifications to be prepared, and will furnish copies thereof to Landlord for Landlord’s prior written approval which shall not be unreasonably withheld. Tenant further agrees that, before the commencement of any such alterations, it will, when necessary, file such plans and specifications with, and obtain the approval thereof by, all municipal or other governmental departments or authorities having jurisdiction thereof. Landlord shall execute and deliver to Tenant such consent by Landlord as may be required by any such departments or authorities if and as consistent with this Lease;

(c) all such alteration work shall be done subject to, and in accordance with, all applicable laws;

(d) To the extent the cost of such alteration work exceeds $100,000, Tenant shall procure and maintain such insurance, bonds and other forms of indemnification, if any, as reasonably required by Landlord, in connection with such alteration work, and upon request provide evidence of same;

(e) Tenant shall promptly pay and discharge all costs, expenses, damages and other liabilities which may legitimately arise in connection with or by reason of such alteration work;

(f) Tenant shall pay the amount of any increase in premiums on insurance policies occasioned by the making of any such alterations.

Section 7.03 Landlord’s Property. Subject to Section 7.04, all “fixtures,” as that term is defined by applicable New Jersey real estate law, which are attached to, or built on, the Premises at the commencement, or during the Demised Term, whether or not placed there by or at the expense of Tenant, (i) shall become and remain a part of the Premises; (ii) shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and (iii) shall not be removed by Tenant at the expiration or earlier termination of the Lease unless Landlord requests their removal.

(a) Tenant’s Property. All movable, non-structural partitions and all machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Premises, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Demised Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises resulting from the installation and/or removal thereof. At or before the expiration date of the Lease, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any alterations (except such items thereof as constitute Landlord’s Property; or as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises resulting from any installation and/or removal of Tenant’s Property. Any other items of Tenant’s Property that shall remain in the Premises after the expiration or earlier termination of the Lease, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant’s Property from the Premises only upon the express written direction of Landlord.

ARTICLE Eight
Insurance and Damage

Section 8.01 Insurance.

(a) Tenant’s General Liability Insurance. Tenant shall purchase and maintain, throughout the Demised Term, policies of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $1,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, (ii) comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises in the amount of not less than $2,000,000.00 combined single limit. The insurance policies required by this Section 8.01(a) shall (a) name Landlord, and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) provide coverage on an occurrence basis; (c) provide coverage for the indemnity obligations of Tenant under this Lease; (d) contain a severability of insured parties provision and/or a cross liability endorsement; (e) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (f) provide coverage with no exclusion for a pollution incident arising from a hostile fire.

(b) Property and Workers’ Compensation Insurance. Tenant shall purchase and maintain, throughout the Demised Term, policies of (i) “all-risk” property insurance covering the Premises (at its full replacement cost), and damage to other property resulting from any acts or operations of Tenant, and (ii) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant.

(c) Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of the Premises, (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease, or (d) claims paid by Tenant’s workers’ compensation carrier. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

(d) Insurance Not Affecting Obligation to Rremediate. Tenant’s responsibility and liability under the Lease, and its duty to perform any investigation or cleanup of any Hazardous Substances, and to comply with Environmental Law, is not contingent upon the availability of any insurance coverage. With respect to claims under any Tenant insurance, Tenant, and not Landlord, shall be responsible to pay, satisfy and bear the cost of filing notices, pursuing and supporting claims, and satisfying any self-insured retention or deductibles.

Section 8.02 Adjustment of Loss. The loss, if any, under any or all of the policies provided for under Section 8.01 hereof, shall be adjusted with the insurance company or companies by Landlord and at the cost of Tenant. The loss so adjusted shall be paid to Landlord except to the extent the compensation is for Tenant’s personal property which shall be paid to Tenant.

Section 8.03 Damage or Casualty. Subject to the provisions of Section 8.04 below, if the Premises are damaged by fire or other insured casualty, Landlord shall repair the damage and restore and rebuild the Premises as soon as is commercially reasonable after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage and receipt of any proceeds to make such repairs. Tenant shall not be entitled to terminate this Lease or an abatement of the Base Rent and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises pursuant to this Section, provided that (i) Tenant may continue to occupy and operate in the Premises while the restoration and rebuilding is conducted; and (ii) Landlord makes such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises. It is agreed that Landlord shall not be required to do such repair or restoration work except during normal business hours.

Tenant agrees to carry rental insurance for the benefit of Landlord or at Landlord’s option to reimburse Landlord for Landlord’s cost of rental insurance which shall cover all fixed rent and additional rent due under this Lease for a period of eighteen months.

Section 8.04 Total Destruction.

(a) If the Premises shall be totally destroyed by fire or other casualty, or if the Premises shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 270 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Premises immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Premises and (y) occurs during the last two years of the Demised Term, Landlord or Tenant shall have the option to terminate this Lease (by so advising the other, in writing) within 30 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant. In such event, the termination shall be effective as of the date upon which one party receives written notice from the other terminating this Lease pursuant to the preceding sentence. If either party does not deliver a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Premises or Landlord pursuant to a ground lease encumbering the Premises (a “Superior Party”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises, or (B) the issuer of any casualty insurance policies on the Premises fails to make available to Landlord sufficient proceeds for restoration of the Premises, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 9.04 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

In the event Landlord has not completed restoration of the Premises within twelve (12) months from the date of the casualty, Tenant may terminate the Lease by written notice to Landlord within thirty (30) days following the expiration of such twelve month period unless, within thirty (30) days following Landlord’s receipt of such notice, Landlord has substantially completed such restoration sufficient for a certificate of occupancy to be issued.

Section 8.05 Cooperation in Actions. Each party will cooperate with other party, to such extent as the requesting party may reasonably require, in connection with the prosecution or defense of any action or proceeding arising out of, or for the collection of any insurance moneys that may be due in the event of, any loss or damage, and each party will execute and deliver to the other party such instruments as may be required to facilitate the recovery of any insurance monies.

Section 8.06 Notice of Casualty. Tenant shall give prompt notice to Landlord with respect to all fires or other casualties occurring upon the Premises where the apparent damage exceeds Fifteen Thousand Dollars ($15,000). Tenant shall be liable for any claim, loss, damage, cost or expense resulting from Tenant’s failure to give Landlord the foregoing notice in a timely manner.

Section 8.07 Insurance Proceeds. Landlord shall not be obligated to expend in repairs and restoration an amount in excess of the proceeds of insurance recovered with respect to any casualty. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to the Premises (excluding any proceeds for damage to Tenant’s personal property). In the event that the Premises are not repaired or reconstructed, all proceeds of insurance (excluding any proceeds covering Tenant’s personal property), whether carried by Landlord or Tenant, shall be payable to Landlord. Landlord’s duty to repair the Premises is limited to repairing the Premises to the condition existing immediately prior to such fire or other casualty.

Section 8.08 Landlord’s Insurance. Landlord shall maintain fire and extended coverage and general liability insurance on the Building, and shall have the option to maintain any additional insurance which, in the exercise of its business judgment, is necessary and appropriate, including, but not being limited to, excess (umbrella) insurance. Tenant shall not keep anything in the leased premises except as now or hereafter permitted by the Fire Department, Board of Fire Underwriters, Fire Insurance Rating Organization, or other authority having jurisdiction. Tenant shall pay to the Landlord as additional rent, within five (5) days of demand therefore, one hundred (100%) percent of the amounts of the insurance premiums, and any expenses related thereto, payable by the Landlord in connection with the Building. Tenant shall pay, as additional rent, all costs, expenses, fines, penalties or damages which may be imposed upon the Landlord by reason of the Tenant’s failure to comply with the provisions of this Section.

Section 8.09 Policies. Tenant shall, at all times during the term of this Lease, maintain in full force and effect and on deposit at Landlord’s office a certificate of insurance or a duplicate original of the insurance policy, together with evidence of payment of premium. Any such policy shall provide that it shall not be cancelable without at least ten (10) days’ prior written notice to Landlord. If Tenant shall default in maintaining such insurance, Landlord may, at its option, and without waiving any of Landlord’s rights hereunder or releasing Tenant from any obligation hereunder, procure such insurance, and Tenant shall, on demand, reimburse Landlord, as Additional Rent, for the cost thereof. Tenant may use an umbrella policy to provide any coverage limits specifically required in this Article 8.

Section 8.10 Increase of Coverage Limits. Landlord shall have the right once during the Demised Term to increase the amounts of coverage required by Tenant and to require additional coverage provided the new coverage limits are commercially reasonable for similarly situated tenants.

ARTICLE Nine
Condemnation

Section 9.01 Condemnation. Tenant and Landlord shall promptly give the other written notice upon knowledge of the actual or threatened commencement of any condemnation or eminent domain proceeding or other governmental taking affecting the Premises (a “Condemnation”), and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection with such Condemnation. Tenant and Landlord shall be entitled to separately claim and pursue in connection with any Condemnation such separate awards as may be allowed from the applicable condemning governmental authority provided Tenant’s claim shall not in any manner cause a diminution in Landlords claim.

Section 9.02 Total Condemnation. If title to the fee of the whole or materially all of the Premises shall be taken in a Condemnation this Lease shall cease and terminate, and all Base Rent, additional rent and other charges paid or payable by Tenant hereunder shall be apportioned, as of the date of vesting of title in such condemnation proceedings, and the total award, except for that portion thereof awarded specifically to Tenant provided Tenant’s award shall not in any manner cause a diminution in Landlords award, shall be retained by Landlord.

For the purposes of this Section, a taking of the whole or materially all of the Premises shall be deemed to have occurred if the portion of the Premises not so taken, in Tenant’s reasonable, good faith judgment, cannot be reconstructed or repaired so as to constitute a facility usable by Tenant for the purposes which the Premises were being used by Tenant immediately prior to such taking.

Section 9.03 Partial Condemnation. If at any time during the Demised Term of this Lease, title to less than the whole or materially all of the Premises shall be taken as aforesaid, and a result of such taking, demolition, repair or restoration of the building is required, the award or proceeds shall be paid over to Landlord and applied toward the cost of demolition, repair and restoration, all of which shall be completed promptly. Any balance remaining in the hands of Landlord after payment of such costs of demolition, repair and restoration as aforementioned shall be the sole property of Landlord. From and after the date of such partial condemnation (i) the Lease Year Base Rent payable by Tenant hereunder shall be reduced in the ratio which the diminution, if any in the total floor area of the building or buildings constituting the Premises as restored or rebuilt following such condemnation, shall bear to the total floor area of the building or buildings erected on the Premises at the time of such condemnation, or (ii) if Tenant reasonably determines that the remaining leasable area is unsuitable for Tenant’s business purposes, Tenant may, upon at least thirty (30) days prior written notice, terminate this Lease; such notice to contain the basis for Tenant’s determination that the Premises are no longer suitable for Tenant’s purposes. If Tenant terminates the Lease as aforesaid, Tenant shall pay rent until such date of termination and thereafter neither party shall have further rights or obligations hereunder.

Section 9.04 Temporary Condemnation. Tenant further agrees that if, at any time-after the date hereof, the whole or any part of the Premises or of Tenant’s interest under this Lease shall be taken or condemned by any competent authority for its or their temporary use or occupancy, this Lease shall not terminate by reason thereof, however, Tenant shall withhold payment of the Base Rent and all additional rent and other charges payable by Tenant hereunder, proportionate to the portion of the Premises (based on usable square feet) that Tenant may be prevented from fully using pursuant to the terms of the order of the condemning authority. In the event of any such taking as in this Section 10.04. referred to, the entire amount of any award made for such taking, whether paid by way of damages, rent or otherwise, shall be paid to and held by Landlord.

ARTICLE Ten
Environmental

Section 10.01 Definitions.

(a) “Hazardous Substances” shall mean and include (a) any solid, gaseous or liquid wastes (including hazardous wastes), hazardous air pollutants, hazardous substances, regulated substances, restricted hazardous wastes, solid waste, hazardous chemical substances, mixtures, toxic substances, historic fill, pollutants or contaminants or terms of similar import, as such terms are defined in any Environmental Law and as such definition may change from time to time; (b) any substance or material which now or in the future is known to constitute a threat to health, safety, property or the environment or which has been or is in the future determined by any governmental entity having jurisdiction to be capable of posing a risk of injury to health, safety, property or the environment or exposure to which is prohibited, limited or regulated by any Environmental Law or governmental entity; and (c) any petroleum or petroleum products, additives or by products, contaminants, radioactive materials, asbestos, whether friable or nonfriable, urea formaldehyde foam insulation, polychlorinated biphenyls, or radon gas.

(b) “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the Solid Waste Disposal Act, as amended (42 U.S.C. 6901, et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, et seq.), the Clean Air Act, as amended (42 U.S.C. 7401, et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. 2601, et seq.), the New Jersey Industrial Site Recovery Act, as amended (N.J.S.A. 13:1K-6 et seq., “ISRA”), the Site Remediation Reform Act, as amended (N.J.S.A. 58:10C-1 et seq.), the New Jersey Spill Compensation and Control Act, as amended (N.J.S.A. 58:10-23.11 et seq.), the New Jersey Solid Waste Management Act, as amended (N.J.S.A. 13:1E-1 et seq.) and the New Jersey Water Pollution Control Act, as amended (N.J.S.A. 58:11A-1 et seq.), together with all other statutes, rules, regulations, orders, decrees, rulings and permits concerning pollution, Hazardous Substances, or protection of the environment or public health and safety.

Section 10.02 Responsibility for Environmental Conditions. Tenant shall assure that its operations and use of the Premises is conducted in compliance with Environmental Laws; Tenant, at no cost to Landlord, shall take prompt action to correct any violations or non-compliance discovered during the Demised Term and any renewal thereof. If a release or discharge of a Hazardous Substance at or on the Premises is caused by Tenant (including any Tenant servants, agents, employees, licensees, invitees and contractors), then Tenant shall: (i) promptly give Landlord written notice of such condition; and (ii) retain a New Jersey Licensed Site Remediation Professional (“LSRP”) and under such LSRP’s direction cause such release or discharge to be remediated and otherwise brought into compliance with applicable laws, ordinances and requirements of governmental authorities with competent jurisdiction. Tenant shall protect, defend, indemnify and hold harmless Landlord Indemnified Parties (as defined in Section 17.01 below) from and against any damages incurred by Landlord Indemnified Parties arising out of any such violation, non-compliance, release or discharge. Tenant’s obligation to undertake and pursue to completion investigation and remediation of any release or discharge of Hazardous Substance, or non-compliance respecting the Premises, shall survive the expiration or earlier termination of the Lease. Landlord shall not be the generator and arranger with respect to any wastes, including investigations-derived wastes, generated in association with any remedial actions hereunder, including any wastes generated in connection with any Tenant-required ISRA proceeding.

Tenant covenants that it shall not, at any time during the Demised Term, place, store, install upon, discharge, release or generate on, in or under the Premises any Hazardous Substances except of such types and in such quantities as is reasonable and customary for Tenant’s operations and in material compliance with all applicable laws and regulations, including Environmental Laws. Tenant shall protect, defend, indemnify and hold harmless Landlord Indemnified Parties from any and all costs (including costs of remediation), expenses (including attorneys’ fees), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind arising out of or in any way connected with any breach of such covenant; Landlord shall not be liable to Tenant or any other party on account of, the Tenant or Tenant’s servants, agent’s, employees, licensees, invitees, and contractors causing a violation of this covenant during the Demised Term or any renewal or extension hereof.

Section 10.03 ISRA Compliance; Conduct of Remediations.

(a) From and after the Commencement Date, in addition to and without limiting the foregoing, Tenant shall, at Tenant’s own expense, to the extent required by law, fully, promptly and diligently comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder and related Environmental Law in connection with the Premises (collectively “ISRA”), by or for reason of an ISRA triggering event such as a transfer of ownership or operations, or a cessation of operations, as defined and regulated by ISRA. In complying with ISRA as required hereunder, Tenant shall not proceed with a plan of remediation, or otherwise, in a manner that shall materially and adversely affect Landlord’s commercial and industrial use(s) of the Premises by Tenant or others (“Adverse Effect”), it being understood however that all remediation conducted by Tenant, whether pursuant to ISRA or otherwise, will be conducted to the Remediation Standard defined below. Tenant’s obligations under this section paragraph shall arise if Tenant’s operations at the Premises constitute an “industrial establishment” (as defined in ISRA) and are subject to ISRA due to any closing, terminating or transferring of its operations, the occurrence of the expiration of this Lease, the termination of this Lease, any permitted assignment of this Lease or permitted sublease of a portion of this Lease, the sale or transfer of any or all of the Premises or any ownership or interest in Landlord, or any other action or event which triggers ISRA.

(b) Tenant shall, at no cost to Landlord, comply with all requirements of ISRA when and as applicable and make all required or requested submissions to the New Jersey Department of Environmental Protection (“NJDEP”). Tenant shall proceed in a diligent manner until the ISRA process is complete. Should the Technical Requirements at N.J.A.C. 7:26E-1 et seq. require that any plan for assessment, investigation or remediation be prepared for any ISRA or Spill Act case, Tenant shall cause the LSRP to prepare and submit any and all required plans and reports, and cause the conduct of all work for remediation consistent with those plans through the issuance of a “Final Remediation Document” as defined in SRRA which is consistent with a non-residential remediation standard, unless a more stringent remediation standard is required by Environmental Law. Nothing herein is intended, nor shall it be construed, to prohibit Tenant with Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed, to propose the use of engineering and/or institutional controls (as such terms are defined under N.J.S.A. 58:10C-2) if (i) the contamination is situated under a paved surface or building slab when the contamination is not a source of contamination to the groundwater, as determined by Tenant’s LSRP.

(c) In connection with Tenant’s obligations under this Section 10.03, Tenant shall enter into any remediation certification, post any ISRA or Spill Act-required remediation funding source or financial assurance and otherwise comply with ISRA so as to permit the event or action which requires compliance with ISRA to occur when and as planned.

(d) Tenant shall provide copies of all non-privileged correspondence, data, forms, reports, applications, permits, plans, proposals, or other documents in connection with this Section 10.03 promptly upon submission or receipt, whichever is applicable.

(e) At no expense to Tenant, Landlord shall promptly execute such documents prepared by Tenant as are required to be submitted or prepared in connection with a remediation conducted pursuant to an ISRA or Spill Act case, including but not limited to certifications and permit applications generally required to be executed by property owners, including, but not limited to, necessary deed notices and remedial action permit applications all subject to Landlord’s right to review and reasonably comment thereon provided that such comment shall have the effect of materially changing the LSRP’s recommendations or increasing Tenant’s costs. Tenant shall not be liable for failing to fully comply with the terms of this Section 10.03 to the extent such failure is caused by Landlord’s unreasonable delay in executing owner-required ISRA or Spill Act submissions.

(f) In no event shall Tenant be obligated to re-open or further remediate any area of the Premises subject to valid and existing Controls or any related remedial action permit and response action outcome, implemented by Tenant as Seller pursuant to and in compliance with the Sale Agreement, which then remain in conformity with then current Environmental Law and guidance applicable thereto.

(g) Tenant shall indemnify, defend and save harmless the Landlord Indemnified Parties from all liability, fines, suits, procedures, claims and actions of any and every kind arising out of or in any way connected with (i) any and all spills or discharges of Hazardous Substances at the Premises which occur during the Demised Term; (ii) Tenant’s failure to provide all information, make all submissions and take all actions required to comply with Environmental Laws; and (iii) Tenant’s failure to comply with this paragraph. Tenant’s obligations and liabilities under this paragraph shall survive the expiration or earlier termination of the Lease.

ARTICLE Eleven
Default

Section 11.01 Events of Default; Termination. The occurrence of each of the following shall be an Event of Default hereunder:

(a) if Tenant shall make an assignment of all of its assets for the benefit of its creditors; or

(b) if any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or if such proceedings shall not be dismissed within one hundred twenty (120) days after the institution of the same; or if any such petition shall be so filed by Tenant; or

(c) if, in any proceeding, a receiver or trustee be appointed for all or any portion of Tenant’s property, and such receivership or trustee shall not be vacated or set aside within one hundred twenty (120) days after the appointment of such receiver or trustee; or

(d) if Tenant shall assign or mortgage or encumber this Lease otherwise than as expressly permitted hereunder; or

(e) if Tenant shall fail to pay any installment of the Base Rent or Additional Rent, or any part thereof, when the same shall become due and payable, and such failure shall continue for five (5) days after written notice thereof from Landlord to Tenant; or

(f) if Tenant shall fail to perform or observe any other requirement of this Lease of a non-monetary nature, and such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or, if such event of default is of such a nature that it cannot, with due diligence, be cured within a period of thirty (30) days, if Tenant shall have failed to commence the curing of such default within the period of thirty (30) days referred to above or shall thereafter fail to proceed with all due diligence to complete the curing of such default provided that said default is cured no later than one hundred twenty days from the notice of default.

ARTICLE Twelve
Landlord’s Cure Rights Upon Default of Tenant

If Tenant defaults in the performance of any of its obligations under this Lease, and fails to cure such default on a timely basis pursuant to Section 11.01, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant.

ARTICLE Thirteen
Landlord’s Remedies

In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period as required pursuant to Section 11.01, but without additional notice or demand from Landlord, if any, as provided in Section 11.01 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant’s right of possession of the Premises; or (b) terminate Tenant’s right of possession of the Premises without terminating this Lease. In the event Landlord elects to proceed under Subsections (a) or (b) above, Landlord shall mitigate its damages by using best efforts to relet the Premises, or any part thereof, for the account of Tenant, for such rent and term and upon such terms and conditions as are commercially reasonable. In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its in its sole absolute discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; and (iii) all costs and expenses (including, without limitation, court costs and attorneys’ reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease.

If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord’s reasonable expenses of reletting), Tenant shall, in Landlord’s sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord’s demand.

If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord’s expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Demised Term, discounted to present value at a rate equal to the Federal Reserve discount rate in effect on the date of Landlord’s demand. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). In the event Landlord elects, pursuant to subsection (b) of this Section 11.03, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, after the provision of fifteen (15) days written notice to Tenant, enter into the Premises, remove Tenant’s Property, Tenant’s signs and other evidences of tenancy, and take and hold possession thereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Demised Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control.

Section 13.01 No Obligation to Share Excess. In no event shall Tenant be entitled to receive any excess of the Basic Rent over the sums payable by Tenant to Landlord hereunder, but such excess shall be credited to the unpaid rentals due hereunder, and to the expenses for re-letting and preparing for re-letting, as provided herein.

Section 13.02 Successive Suits. Suit or suits for the recovery of damages hereunder, or for any installments of rent, may be brought by Landlord from time to time at its election, and nothing herein contained shall be deemed to require Landlord to postpone suit until the date when the term would have expired if it had not been terminated under the provisions of this Lease, or under any provision of law, or had Landlord not re-entered into or upon the Premises.

Section 13.03 Acceleration. Anything to the contrary hereinbefore notwithstanding, Landlord shall have the option to accelerate all future rentals due and hold Tenant responsible, in advance, for the aggregate “damages” (as described in herein) to be suffered by Landlord during the remainder of the then current term.

Section 13.04 Late Fee and Legal Fee. Landlord, at its option, in addition to any and all remedies available to it, shall have the right to charge legal fees actually incurred by Landlord in connection with any default on the part of Tenant, together with court costs incurred by Landlord in connection with litigation against the Tenant on account of Tenant’s default. In addition, Landlord shall be entitled to a late charge for any rent received later than the fifth (5th) day of the month in which said rent was due, which fee shall be five percent (5%) per month in the amount of such overdue rent. Tenant shall also pay an administrative fee of Fifty Dollars and 00/100 ($50.00) as additional rent for any check paid to Landlord which check is returned from Tenant’s bank for any reason whatsoever.

Section 13.05 Waiver of Redemption. Tenant hereby waives all rights or redemption to which Tenant or any person claiming under Tenant might be entitled, after an abandonment of the leased premises, or after a surrender and acceptance of the leased premises and the Tenant’s leasehold estate, or after a judgment against Tenant in an action in ejectment, or after the issuance of a final order or warrant of dispossess in a summary proceeding, or in any other proceeding or action authorized by any rule of law or statute now or hereafter in force or effect.

ARTICLE Fourteen
Quiet Enjoyment; Subordination

Section 14.01 Quiet Enjoyment. Tenant, upon paying the rent provided for in this Lease, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, shall and may peaceably hold and enjoy the said Premises during the Demised Term, without any interruption or disturbance from Landlord or anyone claiming through Landlord; subject, however, to the terms of this Lease and subject to all matters which now affect the Premises. This covenant shall be construed as running with the land to and against subsequent owners and successors in interest, and is not, nor shall it operate or be construed as, a personal covenant of Landlord, except to the extent of Landlord’s interest in said Premises and only so long as such interest shall continue, and thereafter this covenant shall be binding only upon such subsequent owners and successors in interest, to the extent of their respective interests, as and when they shall acquire the same, and only so long as they shall retain such interest.

Section 14.02 Subordination. Landlord and Tenant hereby agree that, notwithstanding the priority of recording, the lien of this Lease and any sublease hereunder shall be subject to and subordinate to the lien of any current or future mortgagee of Landlord with regard to the Premises, and to all renewals, modifications, consolidations, replacements or extensions thereof. Tenant agrees to execute, upon Landlord’s request, any document or documents, in form reasonably satisfactory to Tenant, deemed necessary by Landlord to document or record such subordination. Tenant agrees to execute the tenant estoppel agreement and subordination non-disturbance and attornment agreement substantially in the forms attached hereto as Exhibit “C-1” and “C-2,” respectively.

Section 14.03 Tenant’s Certificate. Notwithstanding the automatic applicability, as to all current and future mortgages, of the subordination of this Lease, Tenant shall, upon request of Landlord, execute any instrument which may be deemed necessary or desirable by Landlord to confirm such subordination or as otherwise required for mortgage financing or sale of the Premises including but not limited to, certified financial statements and estoppel certificates executed and acknowledged to any mortgagees or purchaser, or any proposed mortgage lender or purchaser, including but not limited to certifications that this Lease is in full force and effect or, if not, in what respect it is not; that this Lease has not been modified, or the extent to which it has been modified; and that there are not existing defaults hereunder to the best of Tenant’s knowledge, or specifying the defaults, if any. If Tenant fails to respond after due notice within seven (7) days, it shall automatically constitute affirmation of the items contained in the estoppel statement.

ARTICLE Fifteen
Surrender of the Premises

Section 15.01 Surrender. On the last day of the Demised Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in good order, condition and repair attached hereto and incorporated herein by reference), except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, (b) Tenant shall remove all of Tenant’s property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises and Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 13.01 at any time prior to (x) the expiration date of the Lease, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 13.01 shall survive the termination or expiration of this Lease. If any repairs are required to be performed in, to or at the Premises (pursuant to the first sentence of this Section 13.01 or any other applicable provision of this Lease) upon the expiration or termination of the Demised Term, Tenant shall cause such repairs to be performed, to Landlord’s reasonable satisfaction, within 20 business days after the date on which this Lease is terminated or expired. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant’s expense

Section 15.02 Holdover. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 200% of the aggregate of the Base Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party.

ARTICLE Sixteen
Assignments, Subletting and Encumbrances

Section 16.01 Assignment, Sublease; Tenant Obligations.

(a) Tenant may assign the Lease to any entity under common ownership or control or affiliated with Tenant. Tenant may sublet all or any portion of the Premises without the prior consent of Landlord, provided that Tenant remains obligated pursuant to Section 14.01(c) below. In any event, Tenant shall be under no obligation to share with Landlord any portion of the rent received from any sublease.

(b) Landlord may present one or more potential subtenants to Tenant for consideration but Tenant shall be under no obligation to sublet to any such subtenant which is not willing to pay Base Rent of at least $5.50/sqft, and otherwise the selection of a subtenant and the terms of each sublease shall be at Tenant’s sole discretion. Tenant shall be solely responsible for all costs to separate and demise the premises to be occupied by any subtenant from the Premises.

(c) No assignment or sublease of the whole or any part of the Premises by Tenant shall affect or reduce any of the obligations of Tenant under this Lease, but this Lease shall continue in full force and effect. All subleases and assignments will be expressly subject to the terms and conditions of this Lease. Tenant will deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises.

(d) Except as set forth in Section 14.01(a), Tenant shall not sell, assign, mortgage, pledge, or, in any manner, transfer or encumber this Lease or any estate or interest hereunder, without the previous written consent of the Landlord, said consent, both as to the assignment or sublease (except with respect to the Sublet Space) and as to the nature of the use of the leased premises by the assignee or subtenant, which consent shall be at Landlord’s sole discretion. In any of the events aforesaid, Tenant nevertheless shall remain primarily liable for the payment of the Basic Rent and all additional rents, and for the performance of Tenant’s other covenants and obligations hereunder. No consent to any assignment of this Lease or subletting of any or all of the leased premises shall be deemed or construed as a consent by Landlord to any further or additional assignment or subletting. In the event of an assignment of this Lease, the assignee shall assume, by written recordable instrument reasonably satisfactory to the Landlord, the due performance of all of Tenant’s obligations under this Lease. No assignment shall be valid or effective in the absence of such assumption. A true copy of such assignment and the original assumption agreement shall be delivered to Landlord within ten (10) days of the effective date of such assignment.

Section 16.02 Assignment Conditions. Except with respect to the Sublet Space and except as set forth in Section 14.01(a) and (b) above, any permitted proposed assignment of this lease or sublease of the Premises pursuant to Section 14.01(d) expressly permitted herein must comply with all the following conditions:

(a) Such assignee or subtenant shall use and occupy the Premises only for the Permitted Use.

(b) Such assignment or sublease shall not, in Landlord’s judgment, adversely affect the quality and type of business operation which Tenant has conducted theretofore at the Premises in compliance with the provisions of this lease.

(c) The principal(s) of such assignee shall possess qualifications for operating Tenant’s business that are substantially equivalent to Tenant’s qualifications, and have demonstrated recognized experience in successfully operating such a business.

(d) At the time such assignment or sublet is to become effective, Tenant is not in Default.

(e) Tenant reimburses Landlord on demand for any out-of-pocket costs incurred by Landlord in connection with said assignment or sublease, including the costs of investigating the proposed assignee or subtenant and Landlord’s reasonable legal costs.

(f) If Tenant assigns this lease, Tenant delivers to Landlord a fully executed assignment and assumption agreement, duly acknowledged, in form and substance reasonably satisfactory to Landlord.

(g) If Tenant subleases the Premises, Tenant delivers to Landlord a fully executed sublease, in form reasonably satisfactory to Landlord, that, among other things, provides that: (i) the sublease is subject and subordinate to this lease and to the matters to which this lease is or shall be subject and subordinate; (ii) the subtenant shall not, without Landlord’s prior consent or approval, take any action, which, if to be taken by Tenant, would require Landlord’s consent or approval; (iii) the subtenant shall, upon notice from Landlord that Tenant is then in default of this lease, pay the rent under the sublease directly to Landlord, to be applied to the Rent under this lease (and Tenant hereby consents to that payment and agrees that any such payment shall be credited against the subtenant’s rent obligation under the sublease); (iv) the subtenant shall carry the insurance, and furnish to Landlord the evidence thereof, required by this lease to be carried and furnished by Tenant, and shall name Landlord and any other party designated by Landlord as additional insureds on its commercial general liability insurance, and (v) in the event of any termination, re-entry or dispossess by Landlord under this lease, the subtenant shall, at Landlord’s option, vacate the Premises or attorn to Landlord pursuant to the then executory provisions of the sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under the sublease, (B) subject to any offset not expressly provided in the sublease, (C) be required to pay any construction allowance or other monetary payment due or payable from or by Tenant as sublandlord, or (D) bound by any change or extension of the sublease or prepayment of more than one (1) month’s rent to which Landlord did not consent in writing or actually receive.

(h) In the event any future Mortgagee has the right to consent to any assignment or sublease, Landlord shall promptly request consent for an assignment and sublease promptly upon written request therefor by Tenant and provided that Tenant’s request otherwise satisfies the requirements of Section 14.02 above.

(i) Any Guarantor delivers to Landlord such agreements as Landlord may reasonably require confirming Guarantor’s continuing liability under its guaranty of this lease, but no failure to execute or deliver such documents shall impair such Guarantor’s continuing liability under such guaranty in accordance with the terms of such guaranty. In the case of a proposed assignment, Landlord may require that principals and/or affiliates of the assignee deliver guaranties in substantially the same form as have been delivered with this lease.

Section 16.03 Future Transactions. The consent by Landlord to any assignment, transfer, sublet, occupancy, encumbrance or other transaction described in this Section, shall not in any way be deemed to relieve Tenant from obtaining the express consent of Landlord prior to any further such transaction or any proposed assignment of sublease or sub-sublease, which consent may be granted or denied at Landlord’s sole discretion.

Section 16.04 Acceptance of Rent. The acceptance by Landlord of Rent following any assignment, sublease, encumbrance, license, occupancy, or other transaction in violation of this Article, shall not be deemed a consent by Landlord to such transaction, nor a waiver of any right or remedy of Landlord hereunder.

Section 16.05 Liability Continued. If this lease is assigned or the Premises are sublet, Tenant shall remain liable for the performance of all of the terms, covenants and conditions of this lease on the part of Tenant to be performed or observed and any Guarantor shall continue to remain liable under the terms of its guaranty of this lease. Tenant’s liability hereunder shall not be affected by any modification of this lease or agreement made between Landlord and any assignee or subtenant, or by reason of any delay or failure on Landlord’s part to enforce any of its rights under this lease; provided that if any such modification or agreement increases the obligation of the assignee under this lease, the liability of the assignor-Tenant under this lease shall continue to be no greater than if such modification or agreement had not been made unless such assignee is a person or entity that directly or indirectly controls, is controlled by or is under common control with Tenant.

ARTICLE Seventeen
Extension of Term of Lease

Section 17.01 Tenant’s Option. Tenant shall have an option to extend the term of this Lease beyond the Initial Term for one five-year period; provided that this Lease is in effect and there is not then continuing an Event of Default under this Lease at the time the option is exercised and on the commencement of the Extended Term as defined below. Such option must be exercised by Tenant by giving written notice to Landlord no earlier than earlier than twenty four (24) months and not less than eighteen (18) months prior to the expiration of the Initial Term of this Lease. The extension period shall be referred to herein as an “Extended Term.” If Tenant fails to give such notice to Landlord as and when required hereunder, time being of the essence, then Tenant shall forfeit the option to extend set forth hereunder.

Section 17.02 Terms of Extension. The Extended Term shall be upon the same terms and conditions as are set forth herein for the Initial Term of this Lease, except that the Lease Year Base Rent payable in the first Lease Year of each Extended Term pursuant to this Lease shall be an annual amount computed by multiplying the Base Rent of the preceding Lease Year by 102.5% (the “Extended Term Base Rent”). The Extended Term Base Rent for each Lease Year of the Extended Term succeeding the first Lease Year during the Extended Term shall be an amount computed by multiplying the Extended Term Base Rent of the preceding Lease Year by 102.5%. The Base Rent payments due for the Extended Term are set forth on Exhibit “A-2.”

ARTICLE Eighteen
Relocation of Tenant

Section 18.01 Landlord’s Right to Relocate Tenant. Landlord shall have the right to relocate Tenant once during the Demised Term, subject to the terms and conditions set forth below. Upon determining that Landlord desires to relocate Tenant, Landlord shall request in writing from Tenant, Tenant’s specifications for replacement premises, provided said specifications shall be substantially similar to the specifications of the Premises in terms of the criteria defined as constituting the Tenant’s Specifications (defined herein). Tenant shall have thirty (30) days (the “Pre-Notice Period”) to respond to Landlord with such written specifications for the replacement premises, including the required size, general layout and type of space, ceiling heights, power and HVAC requirements, zoning, facilities and amenities (including number and relative location of parking spaces, loading doors/areas and outdoor storage, floor reinforcement, etc.) and other relevant criteria (“Tenant’s Specifications”) which shall include an estimate of Tenant’s Relocation Costs (as defined below).

Section 18.02 Relocation Notice. Within sixty (60) days after the expiration of the Pre-Notice Period, in the event Landlord still desires to relocate Tenant, Landlord shall send a written notice thereof to Tenant (the “Relocation Notice”). The Relocation Notice must:

(a) set forth a specific date no less than eighteen (18) months after the date of the Relocation Notice on which Tenant and any subtenants must fully vacate the Premises (“Relocation Date”);

(b) identify a relocation site proposed by Landlord (“Relocation Site”) which (i) is located within the area described and depicted on Exhibit “E” attached hereto; and (ii) substantially meets, or shall meet upon delivery of the Relocation Site, the terms of the Tenant’s Specifications;

(c) confirm that, as of the commencement of the Overlap Period (defined below), (i) all facilities and equipment servicing the Relocation Site shall be in good working order and repair, including a leak-free roof; and (ii) there shall be adequate power to the space to be occupied by Tenant for Tenant’s operations; and (iii) all HVAC equipment shall be certified by a professional selected by Tenant as (x) having a remaining useful life of at least the term remaining in the Demised Term; and (y) being sized properly for the Relocation Site premises to be occupied by Tenant, taking into account Tenant’s operations and number of employees said system to be comparable to that of Premises;

(d) confirm Tenant’s Lease payment terms at the Relocation Site, which payment terms shall reflect amounts which do not exceed the current Base Rent per square foot and Operating Expenses per square foot payable by Tenant as of the date of the Relocation Date;

(e) confirm that Landlord shall be responsible for all reasonable and customary actual costs incurred by Tenant related to relocating from the Premises (whether such relocation is to the Relocation Site in response to the Relocation Notice, or to an Alternative Location in response to a Termination Notice (both capitalized terms, defined below)), including without limitation, all costs to plan the move, pack Tenant’s non-fixture property and implement and consummate the vacating of the Premises, as well as any logistics, space configuration and operational consultants and other professionals retained by Tenant to plan and oversee the move and the layout of Tenant’s operations in the Relocation Site or the Alternative Location (as the case may be) and Tenant’s employee labor costs in connection with the relocation process as well as all losses and damages incurred by Tenant as a result of business interruption and lost profits and the costs of replacing any fixtures or equipment which cannot be relocated or as to which the cost of relocation would exceed the cost of replacement (all of the foregoing, “Tenant’s Relocation Costs”). In no event however shall Landlord be liable to pay an amount in excess of one hundred fifty (150%) percent of the estimated Tenant’s Relocation Costs set forth in the Tenant’s Specifications (the “Relocation Cost Cap”); and

(f) Provide evidence of the posting of the Relocation Cost Security, as defined in Section 16.03 below.

Section 18.03 Overlap Period. In furtherance of Section 16.02(e), if Tenant agrees to relocate to the Relocation Site, the same shall be ready for Tenant’s occupancy with the improvements and features identified in the Relocation Notice accepted by Tenant, subject to any written modification thereof by mutual agreement of Landlord and Tenant, as evidenced by the receipt of a certificate of occupancy, no less than six (6) months before the Relocation Date (the “Overlap Period”). The portion of the Relocation Site to be occupied by Tenant shall be ADA-compliant. During the Overlap Period, Tenant shall commence relocating its operations to the Relocation Site, commence its operations at the Relocation Site and fully vacate the Premises. Landlord acknowledges that Tenant will be operating in both locations during the Overlap Period, which will reduce or eliminate the time that Tenant is prohibited from operating due to the Relocation and will therefore benefit Landlord by reducing costs relating to business interruption. During the Overlap Period (i) Tenant shall pay rent and other lease-related expenses at the Relocation Site pursuant to the terms confirmed in the Relocation Notice; and (ii) Tenant’s obligation to pay Base Rent and Additional Rent with respect to the Premises shall be abated.

Section 18.04 Payment of Relocation Costs; Security.

(a) Commencing on the date the Relocation Notice is received by Tenant and no more frequently than every thirty (30) days , Tenant may submit to Landlord written invoices for Relocation Costs incurred by Tenant (the “Invoices”) and an affidavit in the form attached hereto as Exhibit “D” (together, a “Reimbursement Claim”) signed by an authorized representative of Tenant certifying that the Invoices are consistent with the terms of this Article 16. Landlord may object to a Reimbursement Claim (in whole or in part) by delivering to Tenant a written objection notice (a “Cost Objection Notice”) within ten (10) days of receipt of a Reimbursement Claim. Landlord may only object to a Reimbursement Claim on the grounds that a cost incurred by Tenant for which it requests reimbursement is not related to, arising from or connected with the relocation of Tenant’s operations, whether to a Relocation Site or to an Alternative Location pursuant to a Lease Termination under Section 16.06 below. In the event Landlord delivers a Cost Objection Notice as set forth above, (a) Landlord and Tenant shall meet and confer in good faith in order to resolve the Cost Objection Notice. If Landlord does not deliver a Cost Objection Notice to Tenant, Tenant shall deduct the amount of the Reimbursement Claim from the Base Rent, if any, payable to Landlord.

(b) In order to secure Landlord’s commitment to pay all Tenant’s Relocation Costs and to provide for a source of funding for those costs which exceed the amount of Tenant’s Base Rent payments then due, prior to the commencement of the Overlap Period Landlord shall provide a Letter of Credit issued by a bank reasonably satisfactory to Tenant, in a maximum stated amount equal to the Relocation Cost Cap, to the benefit of Tenant, and which includes a provision allowing Tenant to request multiple draws there against to offset Tenant’s Relocation Costs as they are incurred, upon presentation of a Reimbursement Claim (the “Relocation Cost Security”). Provision of the Relocation Cost Security as and when required in this Section 16.04 shall be a pre-condition of Tenant’s obligation to relocate.

Section 18.05 New Demised Premises. Upon fully vacating the Premises, the space occupied by Tenant in the Relocation Site shall be deemed to be the Premises in this Lease and all other terms and conditions shall remain the same, except as explicitly modified herein and in the Relocation Notice accepted by Tenant.

Section 18.06 Tenant’s Right of Refusal; Lease Termination. Tenant may decline the Relocation Notice for any reason, upon providing written notice to Landlord, which notice must be received by Landlord within thirty (30) days after receipt of the Relocation Notice or if Tenant fails to provide a Tenant’s Specifications within the time frame required above it shall be deemed that Tenant has declined the Relocation Notice. In such event, Landlord may in lieu of a Relocation Notice thereafter send a termination notice (the “Termination Notice”) which shall provide that the Lease shall terminate on a date which is no earlier than eighteen (18) months after the date of the Termination Notice (the “Pre-Termination Period”) on which date this Lease shall terminate and Tenant shall vacate the Premises. All other terms set forth in this Article 16 shall nonetheless apply, as it is the parties’ intention that Tenant (i) be allowed sufficient time to vacate the Premises; and (ii) be reimbursed for Tenant’s Relocation Costs regardless of whether Tenant is moving to the Relocation Site proffered by Landlord, or to a new location identified by Tenant (the “Alternative Location”), as either such move is an accommodation to Landlord. Likewise, during the Pre-Termination Period, Tenant shall be entitled to an overlap period similar to that described in Section 16.03 above to allow Tenant adequate time to transfer its operations to the Alternative Location with minimal downtime. Tenant shall notify Landlord in writing of the commencement date of the six (6) month overlap period, during which period Tenant shall not be required to pay Base Rent or Additional Rent or other lease-related expenses for the Premises.

ARTICLE Nineteen
Indemnification

Section 19.01 Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord, and Landlord’s affiliates, owners, partners, directors, officers, agents, invitees and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of the Premises or any business therein, or any work or alterations done, or any condition now existing or hereafter created by actions or omissions of any or all of Tenant and Tenant’s Parties in or about the Premises prior to, during or after the Demised Term; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon the Premises; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of Article Four by any or all of Tenant and Tenant’s Parties; (h) claims for work or labor performed or materials or supplies furnished to or at the request of any or all of Tenant and Tenant’s Parties; (i) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease; (j) any Hazardous Substances used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near, from or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant’s Parties prior to, during or after the Demised Term; and (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant’s Parties with respect to the Premises prior to, during or after the Demised Term (collectively, “Tenant’s Indemnified Matters”). This indemnity is intended to indemnify Landlord and the Landlord Indemnified Parties against the consequences of their own negligence or fault, even when Landlord or the Landlord Indemnified Parties are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or the Landlord Indemnified Parties; however, such indemnity shall not apply to the sole gross negligence or willful misconduct of Landlord and the Landlord Indemnified Parties. In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, or any holder of a mortgage encumbering the Premises, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises, damages for the loss or restriction on use of any space or amenity within the Premises, damages arising from any adverse impact on marketing space in the Premises, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 16.01 shall survive the expiration or termination of this Lease.

Section 19.02 Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the result of either (i) the grossly negligent, willful or intentional acts or omissions of any or all of Landlord, and any parties within the direct control of Landlord; or (ii) any direct or indirect damages arising from Landlord’s exercise of its Relocation Right defined in Article 16. In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Premises, and Tenant agrees to look solely to Landlord’s interest in the Premises for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this shall survive the expiration or termination of this Lease.

Section 19.03 Force Majeure. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord’s failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Premises, beyond Landlord’s reasonable control.

ARTICLE Twenty
Miscellaneous

Section 20.01 Landlord’s Waiver.

(a) Landlord hereby specifically waives any and all liens, claims, demands or rights, including but not limited to the right to levy or distrain for unpaid rent, or execution with respect to any of Tenant’s personal property, whether now owned or hereafter acquired.

(b) Any property of Tenant now or hereafter located on the Premises shall, at all times, be considered to be personal property, and no such personal property shall constitute a fixture or become a part of the Premises. Any financial institution or institutions lending to Tenant (“Lenders”) may at all times enter upon the Premises and either remove any such personal property in which they have an interest or remain on the Premises for a reasonable time to dispose of such property, provided that Lenders shall be obliged to reimburse Landlord for the reasonable costs of repair for any damage done to the Premises as a result of said removal and Lenders shall be obliged to pay Landlord reasonable storage charges and fees for such period as such equipment remains on the Premises.

(c) The undersigned will, as to any Lender which has notified Landlord of an interest in Tenant’s property, send to such Lender a copy of any Notice of Termination sent to Tenant, and will allow Lenders a reasonable time in which to remove any of Tenant’s property upon which Lenders have Liens or in which Lenders have security interests or in which to dispose of such personal property while located on the Premises in an orderly manner, provided that in no event shall Lenders have the right to leave said property on the Premises after the termination date of this Lease without incurring reasonable storage costs for the same.

Section 20.02 Failure to Enforce Not Waiver. The failure of Landlord to insist in any one or more cases upon the strict performance of any of the terms, covenants, conditions, provisions or agreements of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of any such term, covenant, condition, provision, agreement or option.

Section 20.03 Amendment. This lease may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought or by his agent.

Section 20.04 Estoppel Certificate. Tenant agrees at any time and from time to time, upon not less than ten (10) days prior request by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the rent and other charges have been paid in advance, if any ,along with any other customary additional information requested by it being intended that any such statement delivered pursuant to this Article maybe relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Premises.

Section 20.05 Notice. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited in the United States mails, postage prepaid, registered or certified mail, return receipt requested, or when delivered to a nationally recognized overnight courier service (e.g. Federal Express or Airborne Express), addressed as follows or to such other address as may be hereafter designated in writing by the respective parties hereto:

To Landlord:	Jake Brown Rd, LLC
c/o Saadia Group
1 West 34th Street, 11th Floor
New York, NY 10001

With a copy to:	Montgomery McCracken Walker & Rhoads, LLP 437 Madison Avenue New York, New York 10022 Attn: Jeffery Dayon, Esq.

To Tenant:	Blonder Tongue Laboratories, Inc. 1 Jake Brown Road Old Bridge, NJ 08857 Attn: Eric Skolnik, Senior Vice President

With a copy to:	Stradley, Ronon, Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Attn: Gary P. Scharmett, Esq.

A notice given by counsel for Landlord or Tenant will be deemed a valid notice if addressed and sent in accordance with the provisions of this Section 18.05. By giving to the other party at least 15 days written notice thereof, either party will have the right from time to time during the Demised Term of this Lease to change their respective addresses for notices, provided any such new address will be within the United States of America.

Section 20.06 Survival of Valid Terms. If any term or provision of this Lease or the application hereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 20.07 Covenants to Bind and Benefit Respective Parties. The terms, conditions, covenants, provisions and agreements herein contained shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors and assigns.

Section 20.08 Captions and Headings. The captions and headings throughout this Lease are for convenience and reference only and the words contained therein shall in no way be held or deemed to be relevant to the interpretation, construction or meaning of any provision of or the scope or intent of this Lease.

Section 20.09 Governing Law; Construction. This Agreement and the relative rights, privileges, duties and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the Laws of the State of New Jersey. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

Section 20.10 Legal Costs. In the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.

Section 20.11 Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

Section 20.12 Time. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state of New Jersey, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state. Time is of the Essence with respect to each party’s performance hereunder.

Section 20.13 Waiver of Jury Trial.

THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

Section 20.14 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. The parties authorize the signature pages to be detached from the identical counterparts and both attached to one counterpart to form a single integrated document.

Section 20.15 No Personal Liability; No Consequential Damages. In no event shall Landlord, its affiliates, agents, partners, members, managers, shareholders, officers, directors and principals, disclosed or undisclosed, be liable for incidental or consequential damages or have any personal liability under or in connection with this lease. Tenant shall look only to Landlord’s interest in the Real Property for the satisfaction of Tenant’s remedies or to collect any judgment requiring the payment of money by Landlord under or in connection with this lease, and no other assets of Landlord or such persons shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies or the collection of any judgment under or in connection with this lease. If Tenant acquires a lien on such other property or assets by judgment or otherwise, Tenant shall promptly release that lien by signing, acknowledging and delivering to Landlord any instrument, prepared by Landlord, required for the lien to be released.

Section 20.16 Obligations Separate. This lease and the obligations of Tenant to pay the Rent and perform Tenant’s other obligations under this lease are separate, distinct and independent of Landlord’s obligations under this lease.

Section 20.17 Potential Development and Expansion. As an inducement for Landlord to enter into this Lease, Tenant acknowledges and agrees that should Landlord decide to expand the Building or construct a new building, Tenant shall cooperate with Landlord provided that Tenant does not incur any costs by cooperating nor shall Tenant be affirmatively required to accept any condition which would materially interfere with Tenant’s or Tenant’s subtenant’s operations. The relocation of Tenant’s rooftop satellite dishes shall not be considered interference with any operations on the Premises provided that the telecommunication services to the Premises are not interrupted. Tenant acknowledges that Tenants has no right of first refusal or option to let the new premises created by a building expansion or new building construction, nor shall Tenant be required to expand or relocate into the new premises created by a building expansion or new building construction.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the day and year first above written.

LANDLORD:
JAKE BROWN RD, LLC

By:
Name:
Title:

TENANT
BLONDER TONGUE LABORATORIES, INC.

By:
Name:
Title:

EXHIBITS

A-1	Legal Description of Premises
A-2	Site Plan of Premises
B	Rent Schedule
C-1	Form of Tenant Estoppel
C-2	Form of Subordination Non-Disturbance Agreement
D	Form of Relocation Cost Reimbursement Claim Affidavit
E	Relocation Site Boundary Map

EXHIBIT “A-1”

LEGAL DESCRIPTION OF PREMISES

Real property in the City of Old Bridge, County of Middlesex, State of New Jersey, described as follows:

ALL THAT CERTAIN lot, piece or parcel of land, situate, lying and being in the Township of Old Bridge, County of Middlesex, State of New Jersey:

BEGINNING at a point in the Easterly line of Jake Brown Road, variable width, distant 346.37 feet on a course bearing North 06 degrees 50 minutes 00 seconds East, from the intersection of the said line of Jake Brown Road extended Southerly with the Northerly line of Patio Greens Drive, extended Westerly, and running; thence

1. North 06 degrees 50 minutes 00 second East, 32.39 feet along the Easterly line of Jake Brown Road, as shown on a plat entitled Final Map Section 2 Patio Greens dated 9/5/84, filed with the Middlesex County Clerk on 8/20/85 as Map No. 4886, File No. 972, to a point of curvature; thence

2. Northeasterly, continuing along the easterly line of Jake Brown Road, along a curve to the left, having a radius of 1,000.00 feet, an arc distance of 76.55 feet, a delta angle of 04 degrees 23 minutes 10 seconds, a chord distance of 76.53 feet and a chord bearing of North 04 degrees 38 minutes 25 seconds East to a 1/2” steel pin with plastic identification cap set to a point of tangency; thence

3. North 02 degrees 26 minutes 52 seconds East, 541.66 feet along the Easterly line of Jake Brown Road to a point of curvature, being the beginning of the second course in Deed Book 2669, Page 827; thence

4. Northeasterly, continuing along the said easterly line of Jake Brown Road, along a curve to the right, having a radius of 50.00 feet, an arc distance of 78.54 feet, a delta angle of 90 degrees 00 minutes 00 seconds, a chord distance of 70.71 feet and a chord bearing of North 47 degrees 26 minutes 50 seconds East to a masonry nail with metal disk set at a point of tangency; thence;

5. South 87 degrees 33 minutes 10 seconds East, 792.91 feet along the Southerly line of Jake Brown Road to a point of curvature; thence

6. Northeasterly, continuing along the southerly line of Jake Brown Road, along a curve to the left, having a radius of 200.00 feet, an arc distance of 210.90 feet, a delta angle of 60 degrees 25 minutes 10 seconds, a chord distance of 201.27 feet and a chord bearing of North 62 degrees 14 minutes 15 seconds East to a 1/2” steel pin with plastic identification cap set at a point of tangency; thence,

7. North 32 degrees 01 minutes 40 seconds East, 244.08 feet to a point in the Easterly line of the present Jake Brown Road and the old Jake Brown Road, being the terminus of the 6th course in Deed Book 2660, Page 86; thence

8. South 53 degrees 58 minutes 40 seconds East, 396.74 feet along the line of Lot 9 to a point; thence

9. South 44 degrees 50 minutes 00 seconds West, 189.49 feet along the line of Lot 1 in Block 9002 as shown on a plat entitled Final Map Section 3 Patio Greens dated 3/31/82, filed in the Middlesex County Clerk’s Office on 4/19/84 as Map No. 4690, File No. 970; thence

10. South 43 degrees 03 minutes 07 seconds West, 849.65 feet to a point, said point being 9.25 feet Easterly of the point of beginning in the Deed Book 3289, Page 68 and 9.25 feet Westerly of the terminus of the 3rd course in Deed Book 3289, Page 68, Tract 2; thence

11. North 88 degrees 14 minutes 26 seconds West, 792.62 feet to a point, being the point and place of beginning.

12. NOTE: FOR INFORMATION ONLY: Being Lot(s) 8, Block(s) 9000; Tax Map of the Township of Old Bridge, County of Middlesex, State of New Jersey.

EXHIBIT “A-2”

SITE PLAN OF PREMISES

EXHIBIT “B”

RENT SCHEDULE

Initial Term Lease Year	Total Annual Minimum Rent	Total Monthly Minimum Rent
1	$836,855.50	$69,737.96
2	$857,776.89	$71,481.41
3	$879,213.26	$73,267.77
4	$901,229.00	$75,102.42
5	$923,759.73	$76,979.98

Extended Term Lease Year	Total Annual Minimum Rent	Total Monthly Minimum Rent
6	$946,805.44	$78,900.45
7	$970,494.89	$80,874.57
8	$994,699.32	$82,891.61
9	$1,019,547.49	$84,962.29
10	$1,045,039.40	$87,086.17

EXHIBIT “C-1”

Tenant Estoppel Form

As of 4/7/17

TENANT ESTOPPEL CERTIFICATE

LENDER:	Citi Real Estate Funding Inc., its successors, assigns, designees, co-lenders, participants and/or other similar holders of direct or indirect interests in the Loan (defined below)
BORROWER:	(if different from Landlord)
TENANT:
LANDLORD:
LEASE:	Lease dated , as amended on
PROPERTY:	(Loan Name) (Street Address)
SUITE/ROOM #:
SQUARE FEET:

In connection with Lender making a loan (the “Loan”) to Landlord/Borrower (which shall include (as and to the extent applicable) the present landlord and Landlord’s predecessors and successors in interest under the Lease), to be secured by, among other things, a deed of trust/mortgage and security agreement and assignment of leases and rents, Tenant (which shall include the present tenant, any permitted assignee of Tenant, any permitted subtenant, and any successor of any of them), hereby warrants, represents and certifies to Lender, the other Lender Parties (defined below) and Landlord/Borrower, as follows:

1.	The Lease, together with all amendments, modifications, renewals and extensions indicated above, contains all of the agreements and understandings between Landlord and Tenant and, as of the date hereof, is in full force and effect.

2.	The initial term of the Lease commenced on __________________ and expires on _________________. Tenant has ______ remaining options to renew the Lease for a successive period of ______ years.

3.	Pursuant to the Lease, Tenant is currently obligated to pay to Landlord base monthly rent in the amount of $__________ per month.

4.	Tenant is current with, and has paid all base monthly rent and other sums due under the Lease (including, without limitation, all percentage rent, reimbursements and other similar sums, if any, payable by Tenant under the Lease) (collectively, the “Rents”) through and including the month of _______________, 20____. No Rents have been pre-paid more than thirty (30) days in advance of their respective due date under the Lease. Tenant’s obligation to pay Rents under the Lease has commenced and no Rents have been paid by Tenant more than one month in advance. As of the date hereof, Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or rent abatements under the Lease or otherwise, in each case, against the payment of Rents under the Lease, other than _______________ [specify type and duration of credit, etc., i.e. “free rent for the months of . . .”]. In the event that Lender notifies Tenant of a default under the loan made by Lender to Landlord and directs that Tenant pay its Rents due under the Lease to Lender, Tenant hereby agrees to honor such direction without inquiry and pay its Rents due under the Lease in accordance with such notice. Landlord agrees that Tenant shall have the right to rely on any such notice from Lender without incurring any obligation or liability to Landlord as if such notice were given at the direction of Landlord. Tenant is hereby instructed to disregard any notice to the contrary received from or at the behest of Landlord.

5.	A security deposit in the amount of $_____________ has been given by Tenant under the terms of, or with respect to, the Lease.

6.	There are no defaults or events that with the passage of time or notice would constitute a default by Landlord or Tenant under the Lease and Landlord is in full compliance with all of the terms, conditions and covenants of the Lease. Tenant has no actual knowledge of any claims by others against Landlord relating to the Property or its use. No event has occurred giving Tenant the right to cease operations at the Property (i.e. “go dark”), terminate the Lease or pay reduced or alternative rent to Landlord under any of the terms of the Lease, such as a co-tenancy provision.

7.	Tenant is in full and complete possession of its leased premises in the Property, is in actual, physical occupancy of said leased premises and is presently open and conducting business with the public. All of the obligations of Landlord under the Lease have been completed to Tenant’s satisfaction, including but not limited to, any obligations of Landlord to make or pay Tenant for any improvements, alterations or work done on the Property (as such obligations, the “TI Obligations”), other than _________________ [state any obligations of Landlord which were required to be completed to date, but have not been completed, including type and amount, i.e., “tenant improvement allowance of $__ has not been paid”]. There are no future Landlord obligations under the Lease (including, without limited to, TI Obligations), other than ____________________ [state any such future obligations of Landlord, including type and amount].

8.	Tenant has no termination options, rights of first refusal, options to purchase or other interest in or claim to the Property, or any part thereof, except as set forth in the Lease and summarized as follows: ________________________________________________.

9.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Property, or any part thereof.

10.	At the option of Lender, the Lease shall be subject and subordinate to the lien and provisions of Lender’s mortgage/deed of trust. At Lender’s option, Tenant shall attorn to and accept all performances by Lender (including, but not limited to, in the event that Lender succeeds to Landlord’s interest under the Lease).

11.	Neither Tenant nor any guarantor of the Lease is presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended.

12.	Tenant has not at any time since the commencement of the Lease, and does not presently use any portion of the Property for the generation, manufacture, refining, transportation, treatment, storage, or disposal of any hazardous substance or waste or for any purpose that poses a substantial risk of imminent damage to public health or safety or to the environment.

13.	Tenant acknowledges and agrees that Lender, in making the Loan, is relying upon the accuracy of the statements contained herein. This certificate shall be binding upon Tenant and its successors and assigns, and shall inure to the benefit of and be enforceable by Lender, the other Lender Parties and Landlord/Borrower. As used herein, the term “Lender Parties” shall mean each of Lender and each other mezzanine or other similar lender (if any) now or hereafter holding one or more loan(s) secured, inter alia, by any direct or indirect interests in Landlord/Borrower, whether such loan(s) are now or hereafter existing, and each of their respective successors, assigns, designees, co-lenders, participants and/or other similar holders of direct or indirect interests in such loan(s).

Signed by Tenant on:	TENANT:

By:
Name:
Title:

GUARANTOR’S RIDER TO TENANT ESTOPPEL CERTIFICATE

The undersigned (“Guarantor”) certifies to Lender, the other Lender Parties and Landlord/Borrower that it is guarantor of the Lease referenced in this Tenant Estoppel Certificate (the “Certificate”) pursuant to a Guaranty dated ___________________ (the “Guaranty”). Guarantor certifies that the Guaranty remains in full force and effect, and that Guarantor has no offsets or defenses or counterclaims with respect thereto. Guarantor further certifies that, to the best of its knowledge, each statement of Tenant set forth in this Certificate is true, correct and complete. Guarantor acknowledges and agrees that Lender (i) in making the Loan, is relying upon the accuracy of the statements in this Certificate and (ii) may use, disclose and otherwise disseminate the information contained in this Certificate, the Lease and any documentation related thereto. This Certificate shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by Lender, the other Lender Parties and Landlord/Borrower.

Dated: _____________, 20____	[insert Guarantor’s legal name, as shown in Guaranty]

By:
Name:
Title:

EXHIBIT “C-2”

Subordination Non-Disturbance Agreement Form

As of 4/7/17

RETURN TO:

Citi Real Estate Funding Inc.
Greenwich Street, 7th Floor
New York, NY 10013
Attn: Ana Rosu Marmann

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (hereinafter referred to as “Agreement”) made this ___ day of _______________, _______, among CITI REAL ESTATE FUNDING INC. (together with its successors, assigns, designees and/or nominees, collectively hereinafter referred to as “Lender”), ______________________________ (hereinafter referred to as “Tenant”), and ___________________________, a _______________ (hereinafter referred to as “Landlord”).

R E C I T A L S:

A. Tenant is the tenant and lessee under a certain ____________________, as amended by_____________________ (as the same may now or hereafter be amended, restated, replaced or otherwise modified, collectively, the “Lease”) relating to the premises described in the Lease (hereinafter referred to as the “Premises”), located at the real property more particularly described on Exhibit A attached hereto (hereinafter referred to as the “Property”).

B. Lender has made or will make a loan to Landlord (hereinafter referred to as the “Loan”), which such Loan is (i) secured by a deed of trust, mortgage or security deed (as the same may be amended, restated, extended, or otherwise modified from time to time, the “Mortgage”) and an assignment of leases and rents (as the same may be amended, restated, extended, or otherwise modified from time to time, the “Assignment of Leases”), in each case, from Landlord to Lender covering the Property including the Premises and (ii) evidenced by certain other documents and instruments by and among Lender and Landlord, among others (the same, together with the Mortgage and Assignment of Leases, collectively, the “Loan Documents”).

C. Tenant has agreed that the Lease shall be subject and subordinate to the Loan and Loan Documents, provided Tenant is assured of continued occupancy of the Premises under the terms of the Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything in the Lease to the contrary, it is hereby agreed as follows:

1. Subordination and Consent. Lender, Tenant and Landlord do hereby covenant and agree that the Lease with all rights, options, liens and charges created thereby (including, without limitation, any option or rights contained in the Lease, or otherwise existing, to acquire any or all of the Premises, or any superior leasehold interest therein), is and shall continue to be subject and subordinate in all respects to the lien and terms of the Loan Documents, and to any renewals, modifications, consolidations, replacements and extensions thereof and to all advancements made thereunder. Tenant acknowledges that Landlord will execute and deliver to Lender an assignment of the Lease as security for the Loan, and Tenant hereby expressly consents to such assignment. Tenant agrees that if there is a default by Landlord in the performance and observance of any of the terms of such Loan, Lender may, at its option, demand all rents due under the Lease be paid by Tenant directly to Lender at the address specified below, or as otherwise specified by Lender. Tenant agrees that upon Lender’s written request for payment of rent directly to Lender, Tenant will timely remit any and all payments due under the Lease directly to, and payable to the order of, Lender. Such payments to Lender will constitute performance of Tenant’s payment obligations under the Lease.

2. Non-Disturbance. Lender does hereby agree with Tenant that, in the event Lender succeeds to Landlord’s interest in the Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, so long as Tenant complies with and performs its obligations under the Lease, (a) the Lease shall continue in full force and effect as a direct Lease between Lender and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease, and Lender will not disturb the possession of Tenant, and (b) the Premises shall be subject to the Lease and Lender shall recognize Tenant as the tenant of the Premises for the remainder of the term of the Lease in accordance with the provisions thereof; provided, however, that Lender shall not be:

(i) subject to any claims, offsets or defenses which Tenant might have against any prior landlord (including Landlord);

(ii) liable for any act or omission of any prior landlord (including Landlord);

(iii) bound by any rent or additional rent which Tenant might have paid for more than the current month or any security deposit or other prepaid charge paid to any prior landlord (including Landlord);

(iv) bound by any amendment or modification of the Lease made without its written consent; or

(v) liable for any deposit that Tenant may have given to any previous landlord (including Landlord) which has not, as such, been transferred to Lender.

Nothing contained herein shall prevent Lender from naming Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Loan Documents to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy. Tenant acknowledges and agrees that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Premises or the Property, or any portion thereof or any interest therein, and to the extent that Tenant has had, or hereafter acquires, any such right or option, the same is hereby acknowledged to be subject and subordinate to the lien and terms of the Loan Documents and is hereby waived and released as against Lender.

3. Attornment. Tenant does hereby agree with Lender that, in the event Lender becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise, then Tenant shall attorn to and recognize Lender as the landlord under the Lease for the remainder of the term thereof, and Tenant shall perform and observe its obligations thereunder, subject only to the terms and conditions of the Lease. Tenant further covenants and agrees to execute and deliver upon request of Lender an appropriate agreement of attornment to Lender and any subsequent titleholder of the Premises.

4. Lease Defaults. In the event Landlord shall fail to perform or observe any of the terms, conditions or agreements in the Lease, Tenant shall give written notice thereof to Lender and Lender shall have the right (but not the obligation) to cure such default. Tenant shall not take any action with respect to such default under the Lease, including without limitation any action in order to terminate, rescind or avoid the Lease or to withhold any rent or other monetary obligations thereunder, for a period of thirty (30) days following receipt of such written notice by Lender; provided, however, that in the case of any default which cannot with diligence be cured within said thirty (30) day period, if Lender shall proceed promptly to cure such default and thereafter prosecute the curing of such default with diligence and continuity, the time within which such default may be cured shall be extended for such period as may be necessary to complete the curing of such default with diligence and continuity.

5. Obligations and Liability of Lender. Lender shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession. Furthermore, in the event that Lender shall acquire Landlord’s interest in the Property, Lender shall have no obligation, nor incur any liability, beyond Lender’s then equity interest, if any, in the Property, and Tenant shall look exclusively to such equity interest of Lender, if any, in the Property for the payment and discharge of any obligations or liability imposed upon Lender hereunder, under the Lease (or under any new lease with Tenant), and Lender is hereby released and relieved of any other obligations or liability hereunder, under the Lease or under any such new lease. Lender shall not, either by virtue of the Loan Documents or this Agreement, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the Landlord’s interest in the Property and then such liability or obligation of Lender under the Lease (as modified by the terms of this Agreement) shall extend only to those liability or obligations accruing subsequent to the date that Lender has acquired Landlord’s interest in the Property. Without limiting the generality of the foregoing, neither the Loan Documents nor this Agreement shall, prior to Lender’s acquisition of Landlord’s interest in the Property, operate to place responsibility for the control, care, management or repair of the Property upon Lender or impose upon Lender responsibility for the carrying out of any of the terms or conditions of the Lease, and Lender shall not be responsible or liable for any waste committed on either the Premises or the Property by any party whatsoever, for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of either the Premises or the Property.

6. Severability. If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of ___________.

8. Notices. So long as the Mortgage remains outstanding and unsatisfied, Tenant will mail or deliver to Lender, at the address and in the manner hereinbelow provided, a copy of all notices permitted or required to be given to the Landlord by Tenant under and pursuant to the terms and provisions of the Lease. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be in writing and shall be considered as properly given if (i) mailed to the addressee by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the addressee, or (iii) by delivery to a third party commercial delivery service for same day or next day delivery to the office of the addressee with proof of delivery. Notice so given shall be effective, as applicable, upon (i) the third (3rd) day following the day such notice is deposited with the U.S. Postal Service, (ii) delivery to the addressee, or (iii) upon delivery to such third party delivery service. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be:

Lender:	Citi Real Estate Funding Inc. 390 Greenwich Street 7th Floor New York, New York 10013 Attention: CMBS Real Estate Legal Notices

Landlord:

Tenant:

Notwithstanding the foregoing, any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other parties in the manner set forth herein.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors-in-title and assigns. Without limitation of any provision contained herein, as used herein, the term (i) “landlord” refers to Landlord and to any successor to the interest of Landlord under the Lease and (ii) “Lender” refers to Lender and to any assignee of the note secured by the Mortgage and Lender’s servicer of the Loan, if any.

10. Tenant’s Personal Property. In no event shall the Mortgage cover or encumber (and shall not be construed as subjecting in any manner to the lien thereof) any of Tenant’s moveable trade fixtures, business equipment, furniture, signs or other personal property at any time placed on or about the Premises.

11. Purchase Rights. Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property or the real property of which the Property is a part, or any portion thereof or interest therein. To the extent that Tenant has had, or hereafter acquires any other such right or option, the same is hereby acknowledged to be subject and subordinate to the Mortgage and is hereby waived and released as against Lender and its successors and assigns, and shall not apply to (a) the acquisition by Lender, any affiliate thereof, or any third party, of the Property pursuant to a foreclosure or a transfer of the Property pursuant to a deed-in-lieu of foreclosure or (b) the first sale, assignment or other transfer of the Property by Lender or such affiliate or third party following such foreclosure of transfer by deed-in-lieu of foreclosure.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

13. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

LENDER:

[CITI REAL ESTATE FUNDING INC.]

By:
its Authorized Signatory

TENANT:

[_____________________________]

By:
Name:
Title:

LANDLORD:

[_____________________________]

By:
Name:
Title:

__________________, as guarantor of the obligations of Tenant under the Lease, has executed this Agreement under seal for the purpose of acknowledging and consenting to the same.

GUARANTOR:

[_____________________________]

By:
Name:
Title:

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the _________ day of ________________, _________, by ___________________, _____________________ of ______________________________, a ________________________________, on behalf of said _________________.

[S E A L]

Notary Public - State of _______

My Commission Expires:
_____________________	Printed Name of Notary Public

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the ______ day of ________________, _________, by ___________________, _____________________ of ______________________________, a ________________________________, on behalf of said _________________.

[S E A L]

Notary Public - State of _______

My Commission Expires:
_____________________	Printed Name of Notary Public

STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on the   day of ________________, _________, by ___________________, _____________________ of ______________________________, a ________________________________, on behalf of said _________________.

[S E A L]

Notary Public - State of _______

My Commission Expires:
_____________________	Printed Name of Notary Public

EXHIBIT “D”

Relocation Cost Reimbursement Claim Affidavit Form

CERTIFICATION OF RELOCATION COSTS

AND REQUEST FOR RELEASE OF FUNDS

[ Date ]

TO:

Re:	That certain Letter of Credit dated [ date ] requested by [ Buyer ] and issued by [ Bank ] for the benefit of Blonder Tongue Laboratories, Inc. (the “Letter of Credit”)

Capitalized terms not defined herein shall have the same meaning ascribed to them in that certain Lease dated [ date ] between Saadia Group, LLC as Landlord and Blonder Tongue Laboratories, Inc. as Tenant for the Premises located at One Jake Brown Road, Old Bridge, New Jersey (the “Lease”). In accordance with Section 16.04(a) of the Lease, attached hereto are copies of invoices documenting Tenant’s Relocation Costs as defined in Section 16.02(e) which have been incurred by Tenant during the period of [ date ] to [ date ] and for which reimbursement is being requested. The amount of Tenant’s Relocation Costs for the indicated period is $___________ .

Then one or more of the following:

Tenant shall, unless a Cost Objection Notice in accordance with Section 16.04(a) of the Lease is received, deduct the amount indicated herein from Tenant’s next due Base Rent payment.

- OR –

The indicated amount exceeds Tenant’s next due Base Rent payment by the amount of $_________ (“Rent Exceedance Amount”). In accordance with the Letter of Credit established pursuant to Section 16.04(b) of the Lease as Relocation Cost Security, Tenant is hereby requesting a release of a portion of the Letter of Credit equal to the Rent Exceedance Amount to Tenant . Tenant is requesting that you disburse the funds requested herein to Tenant in accordance with Section 16.04(b) of the Lease. Provided no Cost Objection Notice in accordance with Section 16.04(a) of the Lease is received, please wire the funds to [ Name of Bank ] per the attached wire transfer instructions.

I hereby certify, as an authorized representative of the Tenant, that this Relocation Cost Reimbursement Claim is consistent with the requirements of Sections 16.02(e) and 16.04(a).

Name:
Title:

.

EXHIBIT “E”

Relocation Site Boundary Map